U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO.1

FORM 1-A

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

CLEAN VISION CORPORATION
(Exact name of issuer as specified in its charter)

Nevada

(State of other jurisdiction of incorporation or organization)

2711 N Sepulveda Blvd #1051
Manhattan Beach, CA 90266-2725

(424)835-1845

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

David Ficksman

 TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067

dficksman@troygould.com

(Name, address, including zip code, and telephone number

including area code, of agent for service)

This Preliminary Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

8711	85-1449444
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE INFORMATION IN THIS PRELIMINARY OFFERING CIRCULAR IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE OFFERING STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED May 11, 2021.

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular Form 1-A: Tier 1

Clean Vision Corporation f/k/a Byzen Digital Inc.

2711 N Sepulveda Blvd #1051
Manhattan Beach, CA 90266-2725

(424)835-1845
Website: www.byzendigital.com

8711	85-1449444
Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

We are offering a number of shares of our common stock at a price of $0.02 to $0.08 per share with no minimum to be sold up to a maximum of 375,000,000 shares, in a self-underwritten best-efforts public offering for gross proceeds of up to $7,500,000. The exact price of this offering will be fixed as soon as practical after qualification and will be disclosed in a supplement to this offering circular pursuant to rule 253. The offering will terminate upon the earliest of (i) such time as all of the shares of common stock has been sold pursuant to this offering circular or (ii) one year from the date this offering circular has been qualified. We may, however, at any time and for any reason terminate this offering. We plan to commence sales of our common stock as soon as the Regulation A Offering Statement of which this offering circular is a part is qualified by the U.S. Securities and Exchange Commission. See, “Description Of Securities We Are Offering”, page 25, of this offering circular. We are providing the information and disclosure format required by Part 1 of Form S-1 pursuant to the general instructions of Part II(a)(ii) of Form 1-A and are following the requirements for a smaller reporting company as it meets the definition of that term in Rule 405.

As this is a “best efforts” offering without any minimum amount required to be obtained, we do not intend to use an escrow agent so all funds will be immediately be available to the Company to use in accordance with the use of proceeds as described herein.

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, beginning on page 9 of this offering circular.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

Price to the Public	Underwriting discount and commissions	Total net proceeds we will receive
$0.02 to $0.08 per share	$0.00	$7,500,000	**

 ** This amount includes the aggregate principal amount of promissory notes if all of our note holders exchange their notes for common shares of the Company.

(1)	The Company currently has not enlisted the services of a broker-dealer or underwriter but may at some time in the future. See “PLAN OF DISTRIBUTION.”

(2)	Does not reflect payment of expenses of this Offering, which are estimated to not exceed $95,000 and which include, among other things, legal fees, accounting costs, reproduction expenses, due diligence, marketing, consulting, administrative services other costs of blue-sky compliance, technology providers, and actual out-of-pocket expenses incurred by the Company selling the Shares. If the Company engages the services of broker-dealers in connection with the Offering, their commissions will be an additional expense of the Offering. See the “Plan of Distribution” for details regarding the compensation payable in connection with this Offering. This amount represents the proceeds of the Offering to the Company, which will be used as set out in “USE OF PROCEEDS TO COMPANY.”

(3)	There are no finder’s fees or other fees being paid to third parties from the proceeds, other than those disclosed below. See “PLAN OF DISTRIBUTION.”

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering (the “Offering”) consists of up to 375,000,000 Shares of the Company’s Common Stock (the “Shares” or individually, each a “Share”) that are being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being sold by Clean Vision Corporation f/k/a Byzen Digital Inc., a Nevada Corporation (“CVC” or the “Company”). There are up to 375,000,000 Shares being offered at a price of up to $0.08 per Share with no minimum purchase of Shares per investor. The Shares are being offered on a best-efforts basis directly by the Company. The maximum aggregate amount of the Shares offered is $7,500,000 which includes up to $1,069,375 in principal amount of promissory notes which may be exchanged for shares of our Common Stock at the Offering price. (the “Maximum Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close.

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 1 Offerings. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. The Offering will expire on the first of: (i) such time as all of the Shares offered are sold; or (ii) one year from the date of qualification of this offering unless sooner terminated by the Company. Upon each closing under the terms as set out in this Offering Circular, funds will be immediately transferred to the Company where they will be available for use in the operations of the Company’s business in a manner consistent with the “USE OF PROCEEDS TO COMPANY” in this Offering Circular. This Offering may remain open for a twelve (12) month period but may extend past the Closing Date at the discretion of the Company and in accordance with the rules and provisions of Regulation A promulgated under the “Jumpstart Our Business Startups Act” (the JOBS Act).

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE.

BEFORE INVESTING IN THIS OFFERING, PLEASE REVIEW ALL DOCUMENTS CAREFULLY, ASK ANY QUESTIONS OF THE COMPANY’S MANAGEMENT THAT YOU WOULD LIKE ANSWERED AND CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THIS INVESTMENT.

NASAA UNIFORM LEGEND

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED “BLUE SKY” LAWS).

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE TO FOREIGN INVESTORS

IF THE PURCHASER LIVES OUTSIDE THE UNITED STATES, IT IS THE PURCHASER’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN PURCHASER.

Forward Looking Statement Disclosure

This Form 1-A Offering Circular, and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-A, Offering Circular, and any documents incorporated by reference are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The forward-looking statements contained in this Form 1-A Offering Circular, and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-A Offering Circular, and any documents incorporated by reference, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, the Company’s actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. Any forward-looking statement made by the Company in this Form 1-A Offering Circular or any documents incorporated by reference herein speaks only as of the date of this Form 1-A Offering Circular or any documents incorporated by reference herein. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

State Law Exemption

As a Tier 1 offering, pursuant to Regulation A under the Securities Act, this Offering will be subject to compliance with state “Blue Sky” law including meeting certain state filing requirements and complying with certain anti-fraud provisions.

About This Form 1-A and Offering Circular

In making an investment decision, you should rely only on the information contained in this Form 1-A and Offering Circular. The Company has not authorized anyone to provide you with information different from that contained in this Form 1-A and Offering Circular. We are Offering to sell and seeking offers to buy the Shares only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this Form 1-A and Offering Circular is accurate only as of the date of this Form 1-A and Offering Circular, regardless of the time of delivery of this Form 1-A and Offering Circular. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents. The Company will provide the opportunity to ask questions of and receive answers from the Company’s management concerning terms and conditions of the Offering, the Company or any other relevant matters and any additional reasonable information to any prospective investor prior to the consummation of the sale of the Shares. This Form 1-A and Offering Circular do not purport to contain all of the information that may be required to evaluate the Offering and any recipient hereof should conduct its own independent analysis. The statements of the Company contained herein are based on information believed to be reliable. No warranty can be made as to the accuracy of such information or that circumstances have not changed since the date of this Form 1-A and Offering Circular. The Company does not expect to update or otherwise revise this Form 1-A, Offering Circular or other materials supplied herewith. The delivery of this Form 1-A and Offering Circular at any time does not imply that the information contained herein is correct as of any time subsequent to the date of this Form 1-A and Offering Circular. This Form 1-A and Offering Circular are submitted in connection with the Offering described herein and may not be reproduced or used for any other purpose.

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also not required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as an emerging growth company.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

We will lose our status as an emerging growth company in the following circumstances:

●	The end of the fiscal year in which our annual revenues exceed $1.0 billion.

●	The end of the fiscal year in which the fifth anniversary of our IPO occurred.

●	The date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt.

●	The date on which we qualify as a large, accelerated filer.

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular and/or incorporated by reference in this Offering Circular. For full Offering details, please (1) thoroughly review this Form 1-A filed with the Securities and Exchange Commission (2) thoroughly review this Offering Circular and (3) thoroughly review any attached documents to or documents referenced in, this Form 1-A and Offering Circular.

Type of Stock Offering:	Shares of our Common Stock

Price Per Share:	$0.02 - 0.08 per share

Minimum Investment:	No minimum investment

Maximum Offering:	$7,500,000. The Company will not accept investments greater than the Maximum Offering amount. This amount includes the aggregate principal amount of outstanding promissory notes which may be exchanged for shares of our Common Stock at the offering price.

Maximum Shares Offered:	375,000,000 Shares of Common Stock which includes shares which may be issued in connection with the exchange of up to $1,069,375 in promissory notes for shares of Common Stock at the Offering price

Use of Proceeds:	See the description in section entitled “USE OF PROCEEDS TO COMPANY” on page 22 herein.

Voting Rights:	The Shares have voting rights.

Length of Offering:	Shares will be offered on a continuous basis until either (1) the maximum number of Shares are sold; or (2) one year from the date this offering is qualified unless the Company in its sole discretion withdraws this Offering.

Shares Outstanding:	As of March 31, 2021, the Company had 107,183,131 shares of Common Stock issued and outstanding.

Derivative Securities Outstanding:	As of March 31, 2021, the Company has 2,000,000 Class A redeemable Preferred Shares, 2,000,000 Class B non-voting Preferred Shares which have been granted for services provided, issuable as of March 31,2021 and 2,000,000 Class C Preferred Shares. The Company also has an aggregate of $1,069,375 in principal amount of promissory notes, which if exchanged into shares of Common Stock, could result in the issuance of up to 20,443,439 shares of Common Stock

Trading	Our Common Stock is traded on the Pink Current Market of the OTC Markets.

The Company may not be able to sell the Maximum Offering Amount. The Company will conduct one or more closings on a rolling basis as funds are received from investors. Funds tendered by investors will be kept in an account in the Company’s name and will be immediately available to the Company. Once a subscription agreement is accepted by the Company, funds are non-refundable. The Company plans to begin sales immediately after this Preliminary Offering Circular has been qualified by the Securities and Exchange Commission (the “SEC”). The net proceeds of the Offering will be the gross proceeds of the Shares sold minus the expenses of the Offering.

RISK FACTORS

The purchase of the Company’s securities involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Shares offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Shares and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the Shares. An investment in the Company may not be suitable for all recipients of this Offering Circular. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in light of your personal circumstances and the financial resources available to you.

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may vary materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results may vary from the Company’s current expectations.

Before investing, you should carefully read and carefully consider the following risk factors:

Risks Relating to the Company and Its Business

We have future capital needs and without adequate capital we will not be able to develop our business plan.

We are a development stage company. Our growth and continued operations could be impaired by limitations on our access to capital markets. Furthermore, the limited capital we have raised, and the capital we hope will be available to us from our principals, if any, may not be adequate for our long-term growth. If financing is available, it may involve issuing securities senior to our common stock which would be dilutive to holders of our common stock. In addition, in the event we do not raise additional capital from conventional sources, such as our existing investors or commercial banks, there is every likelihood that our growth will be restricted, and we may be forced to scale back or curtail implementing our business plan in which event investors in the Company may lose part or all of their investment.

Our future success depends on broad market acceptance of our products and services, which may not happen.

Our entire business is based on the assumption that the demand for our products and services will develop and grow. We cannot assure you that this assumption is or will be correct. The market for fuel converted from plastic is new and accordingly quite small. As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, “green-based” products and services is highly uncertain. In order to be successful, we must be able to keep our understandings in place with the suppliers of our products and educate consumers that our products perform as well as the products they currently use. We can provide no assurances that these efforts will be successful. Similarly, we cannot assure you that the demand for our products and services will become widespread. If the market for our products fails to develop or develops more slowly than we anticipate, our business could be adversely affected.

As public awareness of the benefits of fuel converted from plastic grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

We expect competition to increase as awareness of the environmental advantages of converting plastic into fuel increases. A rapid increase in competition could negatively affect our ability to develop a profitable client base. Many of our competitors and potential competitors may have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do. We cannot be sure that we will have the resources or expertise to compete successfully. Compared to us, our competitors may be able to:

●	develop and expand their products and services more quickly;
●	adapt faster to new or emerging technologies and changing customer needs and preferences;
●	take advantage of acquisitions and other opportunities more readily;
●	negotiate more favorable agreements with vendors and customers; and
●	devote greater resources to marketing and selling their products or services.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices. We cannot be sure that we will be able to match price reductions by our competitors. In addition, our competitors may form strategic relationships to better compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers. If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted.

We face risks associated with obtaining raw materials.

With regard to our Clean-Seas subsidiary, even though there seems to be an inexhaustible supply of used plastic in our society, our success will depend upon our ability to collect or pay someone else to collect plastic for commercially reasonable costs. In the event there becomes increased competition for these plastic resources, it could have an effect on our profitability that we do not foresee at this time. With regard to our 100BIO subsidiary, we rely on third parties to deliver raw materials like virgin wood fiber, recycled fiber, and starch. Increases in costs of delivery and energy prices, as well as an increase in demand for these materials, could substantially increase the price of these materials that we need.

We face risks associated with a reduction in demand for carbon-based fuels.

Our world is committing vast amounts of resources toward research and development for the purpose of replacing carbon based fuels with other sources of energy such as sunlight, ocean wave power, wind power and various forms of electrical power, to name a few. Our primary business focus is based upon a strategy for replacing the traditional source for carbon-based fuels, namely crude oil. If there is a major breakthrough in technology that reduces the need for carbon-based fuels, prospect for the success of our company could suffer.

We will not be able to negotiate exclusive rights to the technology we will need to acquire.

Our intent is to use existing technologies in plastics de-polymerization and to implement equipment that is readily available in the industrial marketplace. We will not have exclusive rights to this technology. Accordingly, others may license or otherwise obtain the use of the same technology and enter into competition with us in our same locality. If this should be the case, it may be difficult or impossible to obtain a competitive advantage over others that desire to enter this industry.

The Company Has Limited Operating History

The Company has a limited operating history and there can be no assurance that the Company’s proposed plan of business can be realized in the manner contemplated and, if it cannot be, shareholders may lose all or a substantial part of their investment. There is no guarantee that it will ever realize any significant operating revenues or that its operations will ever be profitable.

The Company Is Dependent Upon Its Top Management

The Company’s success is heavily dependent upon the continued active participation of Dan Bates, the Company’s current Chief Executive Officer, and Jea So, our Vice President and principal officer of our 100BIO subsidiary, as well as other key personnel and consultants which the Company plans to hire. Loss of the services of our top management could have a material adverse effect upon the Company’s business, financial condition or results of operations. Further, the Company’s success and achievement of the Company’s growth plans depend on the Company’s ability to recruit, hire, train and retain other highly qualified scientific, technical, and managerial personnel. Competition for qualified employees and consultants among companies in the applicable industries is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees and consultants required for the initiation and expansion of the Company’s activities, could have a materially adverse effect on it. The inability to attract and retain the necessary personnel, consultants and advisors could have a material adverse effect on the Company’s business, financial condition or results of operations.

Although Dependent Upon the Company’s Chief Executive Officer, the Company Does Not Have Any Key Man Life Insurance Policies On Any Such Individual At The Time Of This Offering.

The Company is dependent upon its Chief Executive Officer in order to conduct its operations and execute its business plan. However, the Company has not purchased any insurance policies with respect to him in the event of his death or disability. Therefore, should the Company’s Chief Executive Officer die or becomes disabled, the Company will not receive any compensation that would assist with such person’s absence. The loss of such person could negatively affect the Company and its operations.

The Company Is Not Subject To Certain Sarbanes-Oxley Regulations And Lack The Financial Controls And Safeguards Required Of Public Companies.

The Company does not presently have the internal infrastructure necessary, and is not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. The Company expects to incur additional expenses and diversion of management’s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Our Chief Executive Officer currently has effective control over actions requiring shareholder approval.

Dan Bates, our Chief Executive Officer is the owner of 2,000,000 shares of our Class C Convertible Preferred Stock with each share entitled to 100 votes on all matters submitted to a vote of our shareholders. As a result, Mr. Bates currently has the ability to control the outcome of matters submitted to our shareholders for approval, including election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, he would have the ability to control management and affairs of our company. Accordingly, this concentration of ownership might harm the price of our stock by delaying or preventing a change of control, impeding a merger or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Changes In Laws Or Regulations Could Harm The Company’s Performance.

Various federal and state laws, including labor laws, govern the Company’s relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers’ compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

The Company’s Business Plan Is Speculative

The Company’s present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that the Company will generate significant revenues or profits

The Company Faces Significant Competition in the United States and Elsewhere

The Company will face significant competition in the United States and elsewhere (please see the sub- section entitled “Competition” below in this Offering Circular.)

The Company Will Likely Incur Debt

The Company will likely incur debt (including secured debt) in the future and in the continuing operations of its business. Complying with obligations under such indebtedness may have a material adverse effect on the Company and on your investment.

If We Are Unable To Effectively Protect Our Intellectual Property, It May Impair Our Ability To Compete

Our success will depend on our ability to obtain and maintain meaningful intellectual property protection for any such intellectual property. The names and/or logos of Company brands may be challenged by holders of trademarks who file opposition notices, or otherwise contest, trademark applications by the Company for its brands. Similarly, domains owned and used by the Company may be challenged by others who contest the ability of the Company to use the domain name or URL. Our business depends on proprietary technology that may be infringed. Some or all of our products depend or will depend on our proprietary technology for their success. We rely on a combination of trade secrets, copyrights and trademarks, together with non-disclosure agreements, confidentiality provisions in sales, procurement, employment and other agreements and technical measures to establish and protect proprietary rights in our products. While we may seek patents for some or all of our products and technology, there is no guarantee that such patents will be granted. Our ability to successfully protect our technology may be limited because intellectual property laws in certain jurisdictions may be relatively ineffective, detecting infringements and enforcing proprietary rights may divert management’s attention and company resources, contractual measures such as non-disclosure agreements and confidentiality provisions may afford only limited protection, any patents we may receive will expire, thus providing competitors access to the applicable technology, competitors may independently develop products that are substantially equivalent or superior to our products or circumvent our intellectual property rights; and competitors may register patents in technologies relevant to our business areas. In addition, various parties may assert infringement claims against us. The cost of defending against infringement claims could be significant, regardless of whether the claims are valid. If we are not successful in defending such claims, we may be prevented from the use or sale of certain of our products, or liable for damages and required to obtain licenses, which may not be available on reasonable terms, any of which may have a material adverse impact on our business, results of operation or financial condition.

Computer, Website or Information System Breakdown Could Affect The Company’s Business

Computer, website and/or information system breakdowns as well as cyber security attacks could impair the Company’s ability to service its customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the Company’s financial results as well as your investment.

Changes In The Economy Could Have a Detrimental Impact On The Company

Changes in the general economic climate could have a detrimental impact on the Company’s revenue. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect the Company. Any of such events or occurrences could have a material adverse effect on the Company’s financial results and on your investment.

The Amount Of Capital The Company Is Attempting To Raise In This Offering May Not Be Enough To Sustain The Company’s Current Business Plan

In order to achieve the Company’s near and long-term goals, the Company may need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we will not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause you to lose all or a portion of your investment.

We May Not Be Able To Obtain Adequate Financing To Continue Our Operations

The Company may require additional debt and/or equity financing to pursue our growth and business strategies. These include but are not limited to enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our Shares.

Terms Of Subsequent Financing, If Any, May Adversely Impact Your Investment

We may have to engage in common equity, debt, or preferred stock financings in the future. Your rights and the value of your investment in the Common Stock could be reduced by the dilution caused by future equity issuances. Interest on debt securities could increase costs and negatively impact operating results. In the event we are permitted to issue preferred stock pursuant to the terms of our Company documents, preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock would be more advantageous to those investors than to the holders of our Common Stock. In addition, if we need to raise more equity capital from the sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into any market that develops, which could adversely affect the market price.

There is A Substantial Doubt About Our Ability To Continue As A Going Concern.

We have not yet entered into the commercialization stage of our products and therefore commercialization is uncertain and expected to require substantial expenditures. We have not yet generated sufficient revenues from our operations to fund our activities, and are therefore dependent upon external sources for financing our operations. There is a risk that we will be unable to obtain necessary financing to continue our operations on terms acceptable to us or at all. As a result, we expect that when we complete our audited financial statements our independent auditor firm will express in its auditors’ report on the financial statements a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. If we cannot continue as a going concern, our stockholders may lose their entire investment in the Company’s Common Stock.

Our Operating Plan Relies In Large Part Upon Assumptions And Analyses Developed By The Company. If These Assumptions Or Analyses Prove To Be Incorrect, The Company’s Actual Operating Results May Be Materially Different From Our Forecasted Results

Whether actual operating results and business developments will be consistent with the Company’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside the Company’s control, including, but not limited to:

●	whether the Company can obtain sufficient capital to sustain and grow its business
●	our ability to manage the Company’s growth
●	whether the Company can manage relationships with key vendors
●	demand for the Company’s services and products
●	the timing and costs of new and existing marketing and promotional efforts
●	competition
●	the Company’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel
●	the overall strength and stability of domestic and international economies

Unfavorable changes in any of these or other factors, most of which are beyond the Company’s control, could materially and adversely affect its business, results of operations and financial condition.

Issues Regarding Management of 100BIO

Our ability to manage our subsidiary, 100BIO, LLC., is limited by the fact that we hold only 51% of its outstanding equity. As a result, we may be constrained in managing 100BIO by reason of our fiduciary duty owed to the minority shareholders.

The Company May Be Unable To Manage Its Growth Or Implement Its Expansion Strategy

The Company may not be able to expand the Company’s service and product offerings, the Company’s markets, or implement the other features of the Company’s business strategy at the rate or to the extent presently planned. The Company’s projected growth will place a significant strain on the Company’s administrative, operational and financial resources. If the Company is unable to successfully manage the Company’s future growth, establish and continue to upgrade the Company’s operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, the Company’s financial condition and results of operations could be materially and adversely affected.

The Company Faces Competition In The Company’s Markets From Various Large And Small Companies, Some Of Which Have Greater Financial, Research And Development, Production And Other Resources Than Does The Company

In many cases, the Company’s potential competitors have longer operating histories, established ties to the market and consumers, greater brand awareness, and greater financial, technical and marketing resources. The Company’s ability to compete will depend, in part, upon a number of factors outside the Company’s control, including the ability of the Company’s competitors to develop alternatives that are superior. If the Company fails to successfully compete in its markets, or if the Company incurs significant expenses in order to compete, it could have a material adverse effect on the Company’s results of operations. With specific regard to 100BIO, package manufacturing is one of the most competitive industries.

We face risks associated with international operations.

We currently plan to operate outside the United States.

Our business internationally will be subject to a number of risks. These include:

●	linguistic and cultural differences;

●	inconsistent regulations and unexpected changes in regulatory requirements;

●	potentially adverse tax consequences;

●	wage and price controls;

●	political instability and social unrest;

●	uncertain protection of our intellectual property rights; and

●	imposition of trade barriers.

We have no control over many of these matters and any of them may adversely affect our ability to conduct our business internationally.

Currency fluctuations and exchange control regulations may adversely affect our business.

Our reporting currency is the United States dollar. Our customers outside the United States, however, will be generally billed in local currencies. Our accounts receivable from these customers and overhead assets will decline in value if the local currencies depreciate relative to the United States dollar. Although we may enter into hedging transactions, we may not be able to do so effectively. In addition, any currency exchange losses that we suffer may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars.

Litigation may adversely affect our business, financial condition, and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Risks Relating to This Offering and Investment

Our Business, Results of Operations and Financial Condition may be Adversely Impacted by the Recent COVID-19 Pandemic.

The COVID-19 pandemic has negatively affected the U.S. and global economy, resulted in significant travel restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our customers, employees and, suppliers. We are unable to predict the ultimate impact that it may have on our business, future results of operations, financial position or cash flows.

The extent to which our operations may eventually be impacted by the COVID-19 pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the outbreak and actions by government authorities to contain the outbreak or treat its impact. Even after the COVID-19 pandemic has subsided, we may experience materially adverse impacts to our business due to any resulting economic recession or depression. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown. The impact of the COVID-19 pandemic may also exacerbate other risks discussed in these risk factors, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

The Exchange of Our Notes May Result in a Substantial Increase in Our Outstanding Shares

We currently have outstanding an aggregate of $1.069,375 in principal amount of promissory notes. We anticipate that all or substantially all of the notes will be exchanged for shares of our Common Stock at the final offering price of this Offering. If all of the notes are so exchanged, we will be required to issue a substantial number of shares, the amount of which will depend upon the per share price of this Offering.

The Company May Undertake Additional Equity or Debt Financing That May Dilute The Shares In This Offering

The Company may undertake further equity or debt financing which may be dilutive to existing shareholders, including you, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing shareholders, including you, and also reducing the value of Shares subscribed for under this Offering.

An Investment In The Shares Is Speculative And There Can Be No Assurance Of Any Return On Any Such Investment

An investment in the Company’s Shares is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

The Shares Are Offered On A “Best Efforts” Basis And The Company May Not Raise The Maximum Amount Being Offered

Since the Company is Offering the Shares on a “best efforts” basis, there is no assurance that the Company will sell enough Shares to meet its capital needs. If you purchase Shares in this Offering, you will do so without any assurance that the Company will raise enough money to satisfy the full USE OF PROCEEDS TO COMPANY which the Company has outlined in this Offering Circular or to meet the Company’s working capital needs.

If The Maximum Offering Is Not Raised, It May Increase The Amount Of Long-Term Debt Or The Amount Of Additional Equity It Needs To Raise

There is no assurance that the maximum amount of Shares in this Offering will be sold. If the maximum Offering amount is not sold, we may need to incur additional debt or raise additional equity in order to finance our operations. Increasing the amount of debt will increase our debt service obligations and make less cash available for distribution to our shareholders. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this Offering.

We Have Not Paid Dividends In The Past And Do Not Expect To Pay Dividends In The Foreseeable Future, So Any Return On Investment May Be Limited To The Value Of Our Shares

We have never paid cash dividends on our Shares and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Shares will depend on earnings, financial condition and other business and economic factors affecting it at such time that management may consider relevant. If we do not pay dividends, our Shares may be less valuable because a return on your investment will only occur if its stock price appreciates.

The Company May Not Be Able To Obtain Additional Financing

Even if the Company is successful in selling the maximum number of Shares in the Offering, the Company may require additional funds to continue and grow its business. The Company may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force the Company to delay its plans for growth and implementation of its strategy which could seriously harm its business, financial condition and results of operations. If the Company needs additional funds, the Company may seek to obtain them primarily through additional equity or debt financings. Those additional financings could result in dilution to the Company’s current shareholders and to you if you invest in this Offering.

An Investment in the Company’s Shares Could Result In A Loss of Your Entire Investment

An investment in the Company’s Shares offered in this Offering involves a high degree of risk and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

There Is No Assurance The Company Will Be Able To Pay Distributions To Shareholders

While the Company may choose to pay distributions at some point in the future to its shareholders, there can be no assurance that cash flow and profits will allow such distributions to be made.

There is Presently Limited Public Trading Market for the Company’s Shares

At present, there is limited public trading market for the Company’s securities and the Company cannot assure that an active trading market will develop.

Sales Of Our Shares By Insiders Under Rule 144 Or Otherwise Could Reduce The Price Of Our Shares, If A Trading Market Should Develop

Certain officers, directors and/or other insiders may hold shares in the Company and may be able to sell their stock in a trading market if one should develop. The availability for sale of substantial amounts of stock by officers, directors and/or other insiders could reduce prevailing market prices for our securities in any trading market that may develop.

Sales Of A Substantial Number Of Shares Of Our Type Of Stock May Cause The Price Of Our Type Of Stock To Decline

Should an active market develop and our shareholders sell substantial amounts of our shares in the public market, shares sold may cause the price to decrease below the current Offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

The Company Has Made Assumptions In Its Projections and In Forward-Looking Statements That May Not Be Accurate

The discussions and information in this Offering Circular may contain both historical and “forward-looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Offering Circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving the Company or its employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company’s operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

The Company Has Significant Discretion Over The Net Proceeds Of This Offering

The Company has significant discretion over the net proceeds of this Offering. As is the case with any business, particularly one without a proven business model, it should be expected that certain expenses unforeseeable to management at this juncture will arise in the future. There can be no assurance that management’s use of proceeds generated through this Offering will prove optimal or translate into revenue or profitability for the Company. Investors are urged to consult with their attorneys, accountants and personal investment advisors prior to making any decision to invest in the Company.

The Offering Price For the Shares Has Been Determined By The Company

The price at which the Shares are being offered has been arbitrarily determined by the Company. There is no relationship between the Offering price and our assets, book value, net worth, or any other economic or recognized criteria of value. Rather, the price of the Shares was derived as a result of internal decisions based upon various factors including prevailing market conditions, our future prospects and our capital structure. These prices do not necessarily accurately reflect the actual value of the Shares or the price that may be realized upon disposition of the Shares.

The Shares In This Offering Have No Protective Provisions.

The Shares in this Offering have no protective provisions. As such, you will not be afforded protection, as a shareholder in the event of a transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving the Company. If there is a “liquidation event” or “change of control” the Shares being offered do not provide you with any protection. In addition, there are no provisions attached to the Shares in the Offering that would permit you to require the Company to repurchase the Shares in the event of a takeover, recapitalization or similar transaction.

No Guarantee of Return on Investment

There is no assurance that you will realize a return on your investment or that you will not lose your entire investment. For this reason, you should read this Form 1-A Offering Circular and all exhibits and referenced materials carefully and should consult with your own attorney and business advisor prior to making any investment decision.

Our Series A Redeemable Preferred Stock Contains Redemption Provisions

Commencing on the first day of the month immediately following the date when we receive $1,000,000 in net proceeds from this Offering, and on the first day of each three-month anniversary thereafter, we are required to redeem 25% of the net proceeds received during the applicable three month period up to 250,000 shares of preferred stock at a price payable equal to $1 per share until all 2,000,000 shares ($2,000,000) have been redeemed. The aggregate amount of redemption payments will be used to provide working capital to our 100BIO subsidiary.

Our Series B and Series C Preferred Stock Contain Anti-Dilution Protection

The holders of our Series B and Series C Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this offering) for a two-year period following conversion of the Series B and Series C Preferred Stock into Common Stock each calculated at the rate of 20% on a fully diluted basis. The anti-dilution provisions may have the effect of making it more difficult for us to raise funds for the period that such provision is in effect.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

USE OF PROCEEDS TO COMPANY

The Use of Proceeds is an estimate based on the Company’s current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another, or to add additional categories, and we will have broad discretion in doing so. For example, if our research and development activities need to be bolstered beyond our initial estimates, we may allocate additional resources by reallocating proceeds from other categories such as marketing for the purposes of research and development. We do not believe we will reallocate from our fixed costs such as equipment or rent.

The maximum gross proceeds from the sale of the Shares in this Offering are $7,500,000. The net proceeds from the Offering, assuming it is fully subscribed, are expected to be approximately $7,425,000 after the payment of Offering costs excluding potential broker-dealer and selling commissions, printing, mailing, marketing, legal and accounting costs, and other compliance and professional fees that may be incurred, which we estimate at $95,000. The estimate of the budget for Offering costs is an estimate only and the actual Offering costs may differ from those expected by management.

A portion of the proceeds from this Offering may ultimately be used to compensate or otherwise make payments to officers or directors of the Company. The officers and directors of the Company may be paid salaries or fees and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

The Company has issued promissory notes in the aggregate principal amount of $1,069,375 We expect to have all or a substantial portion of these notes exchanged for shares of our common stock at the Offering Price. The amount of shares so issued will in part depend upon the per share price of this offering.

Additionally, up to $2,000,000 of the net proceeds will be used to redeem shares of the Company’s Series A Redeemable Preferred Stock owned by the Company’s 51% owned subsidiary, 100BIO, LLC which will be used for the business of 100BIO.

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate. Until sufficient funds are raised by the Company to sufficiently fund our activities, management may utilize some or all of the funds from this Offering for further capital raising efforts, rather than as set out in this Use of Proceeds section of the Offering Circular.

Use of Funds
Capital Raised	25%*	50%	75%	100%
Net Offering Proceeds	1,875,000	3,750,000	5,625,000	7,500,000

100Bio Acquisition	150,000	600,000	1,400,000	2,000,000
Payroll	391,547	863,349	1,433,520	1.911,360
Audit	50,000	50,000	50,000	50,000
Marketing Expenses	74,664	189,328	248,992	308,656
Legal	50,000	50,000	50,000	50,000
Other SG&A	74,414	324,952	770,117	891,143
Transfer Agent	15,000	15,000	15,000	15,000
Notes Payable	1,069,375	1,069,375	1,069,375	1,069,375
Equity in Project Finance	—	360,000	360,000	720,000
Project Finance Interest	—	227,996	227,996	484,466
	—
Debt Service for Project Finance
Total	1,875,000	3,750,000	5,625,000	7,500,000
*

●	*Six Months

1.	Total expenditures for this Offering are anticipated to be $95,000. These direct and indirect expenditures include primarily SEC legal, preliminary legal and accounting, auditing services, Transfer Agent fees, OTC Market fees, marketing expenses, digital advertising expenses, and filing fees, and other similar expenses related to the Regulation A Offering.

2.	The Company has not currently engaged a registered Broker/Dealer but may do so at some time in the future.

6.	It is the intention of Management to utilize working capital to specifically fund the capital requirements for ongoing day-to-day operations other than those which are otherwise detailed above. This will include legal, accounting, and licensing fees.

DESCRIPTION OF NOTES
	Date of Note Issuance	Outstanding Balance ($)	Principal Amount at Issuance ($)	Interest Accrued ($)	Maturity Date	Name of Noteholder
1	November 25, 2020	$110,000	$110,000	$1,266	The earlier of first Proceeds from the Reg A Offering or November 25, 2021	Greentree Financial Group
2	January 8, 2021	$200,000	$200,000	0	The earlier of first Proceeds from the Reg A Offering or January 8, 2022	Crosslake Capital, LLC
3	January 11, 2021	$50,000	$50,000	0	The earlier of first Proceeds from the Reg A Offering or January 11, 2022	Michael Magliochetti
4	January 11, 2021	$50,000	$50,000	0	The earlier of first Proceeds from the Reg A Offering or January 11, 2022	Always Energy, LLC
5	January 12, 2021	$100,000	$100,000	0	The earlier of first Proceeds from the Reg A Offering or January 12, 2022	Magliochetti Family 2009 Irrevocable Trust
6	January 12, 2021	$200,000	$200,000	0	The earlier of first Proceeds from the Reg A Offering or January 12, 2022	GW Holdings Group, LLC
7	January 12, 2021	$200,000	$200,000	0	The earlier of first Proceeds from the Reg A Offering or January 12, 2022	Tiger Trout Capital Puerto Rico, LLC
8	January 27, 2021	$159,375	$159,375	0	The earlier of first Proceeds from the Reg A Offering or September 27, 2022	Eagle Equities, LLC

Description of Liabilities	Amount
Accrued Compensation:Dan Bates	$45,000
Accrued Compensation:Christopher Percy	$87,500
Loan payable: Brad Stuart	$114,500
Accounts Payable:
Sheppard Mullin	$44,263
Tracy Anderson	$4,896
$262,159

DETERMINATION OF OFFERING PRICE

This Offering is a self-underwritten Offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the common stock offered under this Offering. Our Offering Price is arbitrary with no relation to value of the company.

Prior to the Offering, there has been no public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

 -the information set forth in this Offering Circular and otherwise available;

-our history and prospects and the history of and prospects for the industry in which we compete;

-our past and present financial performance;

-our prospects for future earnings and the present state of our development;

-the general condition of the securities markets at the time of this Offering;

-the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

-other factors deemed relevant by us.

If all of the Shares in this Offering are fully subscribed and sold at the lowest Offering Price, the 375,000,000 Shares offered herein will constitute approximately 61% of the total Shares of Common Stock of the Company.

DILUTION

The term “dilution” refers to the reduction (as a percentage of the aggregate Shares outstanding) that occurs for any given share of stock when additional Shares are issued. If all of the Shares in this Offering are fully subscribed and sold at the lowest offering price, the Shares offered herein will constitute approximately 51% of the total Common Shares of stock of the Company. The Company anticipates that subsequent to this Offering the Company may require additional capital and such capital may take the form of Common Stock, other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the Shares sold herein in the Company.

If you invest in our Common Stock, your interest will be diluted immediately to the extent of the difference between the Offering price per share of our Common Stock and the pro forma net tangible book value per share of our Common Stock after this Offering. Based on 97,208,515 Shares of Common Stock issued and outstanding as of the date of this Offering Circular, that equates to a net tangible book value of approximately $(0.02) per share of Common Stock on a pro forma basis. Net tangible book value per share consists of shareholders’ equity adjusted for the retained earnings (deficit), divided by the total number of Shares of Common Stock outstanding. The pro forma net tangible book value, assuming full subscription in this Offering and receipt of $7,500,000 in net proceeds, would be $0.04 per share of Common Stock. The following table compares the differences of your investment in our shares with the investment of our existing shareholders.

 Existing shareholders if all of the shares are sold:

	100%	75%	50%	25%

Existing shareholders based upon percentage of shares being offered
Net tangible book value per share before the offering	$(0.02)	$(0.02)	$(0.02)	$(0.02)
Net tangible book value per share after the offering	$0.04	$0.03	$0.02	$0.00
Increase to present shareholders in net tangible book
value per share after offering	$0.04	$0.03	$0.04	$0.02
Dilution to new investors per share	$0.16	$0.17	$0.18	$0.20

PLAN OF DISTRIBUTION

We are Offering a maximum of 375,000,000 Shares that are being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. There are up to 375,000,000 Shares being offered at a price of between $0.02 to $0.08 per Share with no minimum purchase. The Shares are being offered on a best-efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company. The maximum aggregate amount of the Shares offered is 375,000,000 (the “Maximum Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close.

The Company will not initially sell the Shares through commissioned broker-dealers, but may do so after the commencement of the Offering. Any such arrangement will add to our expenses in connection with the Offering. If we engage one or more commissioned sales agents or underwriters, we will supplement this Form 1-A to describe the arrangement. Funds tendered by investors will be kept in an account in the name of the Company and will be immediately available to the Company. All subscribers will be instructed by the Company or its agents to transfer funds by wire, check, credit or debit cards or ACH transfer directly to the bank account established for this Offering or deliver checks made payable to “Clean Vision Corporation.” Subscribers have no right to a return of their funds unless the Company rejects a subscription agreement within ten (10) days of tender, in which event investor funds will promptly be refunded to each investor without interest. Our offering will terminate on the earliest of (i)such time as all of the common stock has been sold pursuant this offering circular, or (ii) one year from the date this offering has been qualified. However, the Company may terminate the Offering at any time for any reason at its sole discretion. None of the Shares being sold in this Offering are being sold by existing securities holders.

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the Company will accept tenders of funds to purchase the Shares. The Company does not intend to use an escrow agent as this is a “best effort” Offering and funds will be available immediately to the Company for use.

We initially will use our existing website, www.byzendigital.com, to provide notification of the Offering. This Preliminary Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the www.byzendigital.com website.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth, as described in the subscription agreement.

Funds will be made immediately available to the Company. No escrow account will be utilized. If a subscription is rejected, funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the Company. All inquiries regarding this Offering should be made directly to the Company.

This Offering will commence on the qualification of this Offering Circular, as determined by the Securities and Exchange Commission and continue indefinitely until all of the offered Shares are sold or the Offering is terminated in the Company’s sole discretion. Funds received from investors will be counted towards the Offering only if the form of payment, such as a check, clears the banking system and represents immediately available funds held by us prior to the termination of the subscription period, or prior to the termination of the extended subscription period if extended by the Company.

If you decide to subscribe for any of the Shares in this Offering, you must deliver a check, certified funds or another acceptable form of payment for acceptance or rejection. All subscription wire transfers, checks or money orders should be payable to Clean Vision Corporation and mailed or transmitted to the Company at the following address: 2711 N. Sepulveda Blvd. #1051 Manhattan Beach, California 90266-2725. If a subscription is rejected, all funds will be returned to subscribers within ten days of such rejection without deduction or interest. Upon acceptance by the Company of a subscription, an immediate confirmation of such acceptance will be sent to the investor.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by the Company to the investor, without interest or deductions.

This is an Offering made under “Tier 1” of Regulation A, and the shares will not be listed on a registered national securities exchange upon qualification. Therefore, the shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the shares. Investor suitability standards in certain states may be higher than those described in this Form 1-A and/or Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons. Different rules apply to accredited investors.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Broker-dealers and other persons participating in the Offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the company. Transferees of the shares will be required to meet the above suitability standards.

The shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

The sale of other securities of the same class as those to be offered for the period of distribution will be limited and restricted to those sold through this Offering. Because the Shares being sold are not publicly or otherwise traded, the market for the securities offered is presently stabilized.

DESCRIPTION OF THE BUSINESS

Overview:

Clean Vision Corporation was established in 2017 as a company focused on the acquisition of disruptive technologies that will impact the digital economy. CVC was formerly known as Byzen Digital Inc. and. on March 12, 2021 the Company’s corporate name was change to Clean Vision Corporation. CVC has worked with and nurtured companies across a broad spectrum of technologies. CVC’s scope of interest is to include companies operating within the clean energy and sustainable market sector. Acquisitions of strategic interest for the company include renewable energy, including wind, solar and sustainable fuels, sustainable packaging, water purification, AI technologies, and blockchain-based data collection, management, and delivery.

Clean Seas, Inc.:

Clean-Seas, Inc. is CVC’s first investment within its newly expanded scope. The acquisition of 100% of Clean Seas is CVC’s first entry into the clean energy space. Clean Seas has made significant progress in identifying and developing a new business model around the clean energy and waste to energy sectors. CVC’s management team will integrate the two companies into a single, clean energy-focused corporation.

Clean Seas, a Solutions Provider:

Clean Seas, Inc. was established to solve the problem of cost-effectively upcycling the vast amount of waste plastic generated on-land before it flows into the world’s oceans. As a “solutions provider,” Clean Seas has identified best in class technologies that are uniquely suited to upcycle plastic waste into valuable commodities and provide these technologies to its customers. The Clean Seas team of business development professionals and engineers will use its experience in the sustainable energy space to deliver high-quality upcycling technologies to its customers and strategic partners. Depending on customer requirements, recycling facilities will be designed to convert waste plastic into clean-burning hydrogen, synthetic liquid fuels and/or generate electricity from synthesis gas (syngas). The solutions provided will utilize technologies uniquely designed to the specific waste feedstock available and the customer’s requirements.

System design includes upcycling of all types of mixed plastics with a minimal sorting and cleaning requirement. Each solution will be designed to a customer’s situation. Each engagement will begin with a thorough analysis of a customers’ needs and individual situation.

Technology Overview:

Plastics Explored:

Plastic is a generic term for a wide range of polymers produced using highly refined fractionation of crude oil, or chemicals derived from crude oil, known as monomers. Polymers are formed by the chemical combination of these monomers, which results in chain lengths of tens or hundreds of thousands of carbon atoms.

The process of conversion of plastics into hydrogen and other sustainable products comprises of two steps. First, the long polymer chains need to be broken down to produce compounds with shorter chains of hydrocarbons. Second, impurities such as chlorine and sulfur need to be removed reduce toxicity of emissions. Both steps are performed with minimal presence of oxygen to avoid combustion.

Recycled plastic waste has the highest calorific value of any waste stream. This energy-rich waste material is an obvious target for upcycling to recapture the benefit of its stored chemical energy.

Pyrolysis: The Solution for Waste Reduction, Hydrogen Production, and Cleaner Fuels

Pyrolysis is a thermochemical treatment, which can be applied to any organic (carbon-based) product. In this treatment, the material is exposed to temperatures in the 300 C – 800 C range and then, in the absence of oxygen, goes through chemical and physical decomposition into smaller molecules.

Plastic pyrolysis is a chemical reaction involving the molecular breakdown of large group molecules into smaller group molecules in the presence of heat. Pyrolysis is also known as thermal cracking, cracking, thermolysis, depolymerization, etc.

Pyrolysis is a mature and proven technology that has existed since World War II. Indigenous tribes in Central and South America used pyrolysis as early as five hundred years ago to convert agricultural residue into carbon-based fertilizer by burning it underground with limited oxygen. Still, there have been relatively few large-scale implementations of this technology to date, primarily stemming from the availability of less expensive alternatives and lax environmental regulations in waste management. Recently, with the attention being given to plastic usage and its negative impact on climate change, there has been a significant increase in demand for pyrolysis to remediate plastic waste safely and reliably.

Pyrolysis Process:

The pyrolysis mechanism can be broken down into two steps: primary and secondary pyrolysis.

During the primary pyrolysis step, depolymerization and cross-linking reactions occur.

The plastic is pyrolyzed at 370ºC – 420ºC, and the pyrolysis gases are condensed, and liquid separated using fractional distillation to produce the liquid fuel products. Plastic waste is continuously treated in a cylindrical chamber, and the pyrolytic gases are condensed in a purpose-built condenser system to yield a hydrocarbon distillate comprising straight and branched-chain aliphatics, cyclic aliphatics, and aromatic hydrocarbons. The resulting mixture is essentially equivalent to petroleum distillate.

The essential steps in the pyrolysis of plastic waste involve:

1.	Evenly heating the plastic to a narrow temperature range without excessive temperature variations.
2.	Purging oxygen from the pyrolysis chamber.
3.	Managing the carbonaceous bio-char by-product before it acts as a thermal insulator and lowers the heat transfer to the plastic.
4.	Careful condensation and fractionation of the pyrolysis vapors to produce distillate of good quality and consistency.

Pyrolysis Process Methods:

Pyrolysis can produce hydrogen and other syngases (primarily carbon monoxide, methane, nitrogen, carbon dioxide, ethane and ethene) along with liquid and solid char, of which the relative proportions depend upon the method of pyrolysis and the operating conditions of the pyrolysis reactor. This is a function of the rate of heating, the operating temperature, and the residence time within the pyrolysis reactor.

As the residence time is reduced and the heating rate is increased, the proportion of liquids produced increases as there is sufficient heat in the system to boil off any compounds formed by the breaking of polymer chains.

Short residence times and higher temperatures (> 800 C) lead to conditions where pyrolysis turns into gasification and produce larger quantities of hydrogen and other marketable syngases and less solid and liquid byproducts.

The Hydrogen Economy:

Hydrogen is the most abundant element in the universe, yet it does not naturally exist in pure form on earth in large quantities. Humans are therefore just beginning to take advantage of the many usages of hydrogen in daily life by leveraging technologies such as pyrolysis and gasification (steam-methane reforming from fossil fuels is the more popular source of commercially available hydrogen in the world today). With recent advances in sustainable technologies, people today can have better access to carbon-neutral sources of hydrogen to meet their energy needs.

Hydrogen is extremely versatile and will play a key role in the transformation of the global economy’s decarbonization since it does not produce carbon dioxide or other greenhouse gases (GHG) when it is burnt. There is massive potential for end use applications such as transportation, replacement for fossil fuels used in industrial process, energy generation and residential heating/cooling.

Hydrogen Production:

For plastics to continue to be accepted in the marketplace, it is essential that appropriate technologies are developed and deployed that can effectively manage the waste plastic at the end of its useful life. These technologies should maintain as much value in the material as possible, in line with the principles of the circular carbon economy. Pyrolysis provides a solution that fits within these principles and can alleviate global environmental concerns regarding plastic usage and waste disposal.

Overview of the Hydrogen Market:

The global green hydrogen market size is valued at approx. 750 million dollars in 2019. It is expected to have a 14.2% growth rate from 2020 to 2027, according to an analysis conducted by Grand View Research1.

The movement towards the reduction in greenhouse gas emissions has been an established mandate over the past decade. Hydrogen will be a key part of this transition, as a source of clean and economical energy. Increasing government regulation regarding emissions will create a financial incentive for firms to seek more alternatives to fossil fuel usage. Hydrogen will be a major part of all levels of this decarbonization of the economy by providing an alternative to natural gas. This includes enabling of distributed power generation, passenger and cargo transportation as well as forklifts and heavy machinery.

Storage of energy from intermittent renewable energy sources (solar and wind power) is one of the most immediate issues that need to be resolved before decarbonization of energy production can be fully realized. Hydrogen is an economical and practical way to provide large scale energy storage capacity for intermittent energy sources that are being deployed on a global scale today.

Currently, industrial applications constitute the main usage of hydrogen. Much of this hydrogen is derived from natural gas as the feedstock, so there is significant potential for reducing greenhouse gas emissions by producing “clean” hydrogen from carbon neutral renewable energy sources.

1https://www.grandviewresearch.com/industry-analysis/green-hydrogen-market

Hydrogen also has a significant application for commercial, multifamily, and single-family residential heating. In the near-term future, hydrogen can be blended into existing natural gas networks, taking advantage of existing infrastructure. The long-term outlook for hydrogen usage in heating applications is especially promising, with the potential for hydrogen boilers or fuel cells being built into commercial and multifamily units.

Within the next decade, roughly 80 million zero-emission vehicles will be deployed. Hydrogen-powered vehicles will be a significant percentage of these vehicles. As the number of hydrogen-powered vehicles increases, the market for consumer hydrogen will likewise increase. Domestically, most infrastructure for consumer hydrogen is within California, with over 40 hydrogen fueling stations. The foreign market has examples of more advanced development of infrastructure for hydrogen vehicles. Japan has been one of the largest public investors in hydrogen technology and has a publicly stated goal of placing over 800,000 hydrogen-powered vehicles on the road within the next decade.

Other Fuels from Pyrolysis

Liquid oils from pyrolysis of different plastic waste types contain large numbers of carbon chains with different percentages that can be used as an energy source. Pyrolysis liquid oil utilization as transport fuel may be blended with conventional diesel to improve its quality, as the pyrolysis oils contain a high percentage of aromatic hydrocarbons (like benzene).

The use of pyrolysis liquid oil as a substitute transport fuel has been used successfully and in blending with conventional diesel at different ratios produces a highly efficient fuel for either road grade or marine grade diesel. The use of pyrolysis liquid oil in a diesel engine (gen-set) is also an efficient way to generate electricity. In addition, the produced liquid oil shows the presence of aromatic compounds such as styrene, ethylbenzene, and toluene, along with other styrene monomers. The recovery of these aromatic compounds from produced liquid oils can be a source of precursor chemicals in industries for the polymerization of new plastic monomers. These compounds create the circular carbon economy of recycling waste plastic into new forms of hydrocarbons to power engines, generate electricity, or new types of plastic products.

Char or carbon black is also a highly reusable by-product of the pyrolysis process that has numerous existing applications. Secondary treatment for activation of char increases its surface area, enhancing its ability to be used as an absorbent filtration material for heavy metals, odor, and toxic gases removal from wastewater and exhaust emissions. The activated char is widely used for the absorption of dyes and other contaminants in wastewater. Char has also been used as a fertilizer to increase crop yields. Carbon black can also be used to make graphene and carbon fiber using advanced nanotechnologies. This process can reduce the need for mining natural graphite and the related environmental pollution.

Electricity Production:

Pyrolysis oils are found to have ranges of dynamic viscosity of 1.77-1.9O mPa and kinematic viscosity of 1.92-2.09 c and HHV of 41.4-41.8MJ/kg, like conventional diesel, thus have the potential for use as an alternative energy source for electric generation.

The other main product of pyrolysis is a volatile fraction composed of gases depending on the elasticity of the feedstock. The above is also true for the pyrolysis gases “syngas” when produced, can subsequently be used for electricity generation.

Clean-Seas will use the recycled pyrolysis diesel oil and hydrogen for on-site green power generation. This will come in the form of multiple large generators with direct feeds from the pyrolysis plants to efficiently produce electricity and eliminate the need for transportation of hazardous materials and storage costs.

The quality of the recycling by-products generated depends greatly on the quality of the feedstock being utilized by the system. The higher the quality, the higher the yield of reusable by-products. Access to feedstock will be a key matrix by which the facility will achieve profitability.

With the world’s supply of waste plastic growing daily, it is a given that there will be an abundant supply of plastic waste feedstock from which Clean-Seas will generate the desired reusable fuels and electricity to meet any customer’s requirement.

Business Model:

As the owner/operator of the recycling facility, Clean Seas generates revenue from operations in several ways:

Gate Fees or Tipping Fees – these fees are paid to the company to accept the waste plastic from a government, municipality, or corporate entity that must dispose of its waste. Fees are paid to the company to accept this feedstock and are paid on a per ton basis. Gate fees vary in range from $20 USD to as high as $150 USD depending on the jurisdiction, land availability, and daily volumes of waste.

Power Purchase Agreement (PPA) – a PPA is a contract with a utility company or off-taker which defines the price of electricity paid to the company on a per kWh or MWh basis. A typical PPA has a term of 20 years with escalations over time. A recycling facility with a consistent source of feedstock will generate power 24/7 with approximately 90% capacity factor, resulting in a much more consistent source of energy than a solar or wind farm, which typically will have capacity factors ranging from 20 to 35% annually without large scale electric storage.

Sale of Hydrogen and other fuels – A plastic recycling facility converts waste plastic into hydrogen and other clean-burning fuels. This hydrogen and other fuels can be sold to off-takers as an alternative cleaner fuel for marine use, electrical generators, or refined into a clean-burning road grade fuel. Depending on the installation, this fuels output product can be sold to a local fuel distributor or used in the gen-sets for the generation of electricity as above.

Commodity Sales – an additional output product of the technologies is “char” or “carbon black,” which is used for the manufacturing of tires, bonding agents, roadway surfaces, and more. Agreements will be established with consumers of carbon black, which will serve as an additional revenue stream to the company.

Environmental Credits – recycling of waste plastic mitigates the need for fossil fuels for energy generation and the production of clean-burning diesel. These off-sets will be aggregated and sold to users of fossil fuels in the form of carbon credits or renewable energy credits depending on the location of the facilities and local market conditions. The company expects that these environmental commodities will be in great demand on the carbon market and serve as an additional high-value revenue stream. These can be used as off-set as more governments impose “Carbon-tax” on the end users of fossil fuels. In addition, the company expects that in the coming years, there will be new exchanges coming online specifically focused on plastic waste, and credits will be sought after, allowing producers of plastic waste to off-set their plastic footprint, much like what has happened in the carbon markets.

Equipment sales – in some cases, Clean Seas will sell, through its distribution agreements with technology providers, the recycling equipment needed to start up a fully functional recycling facility. This sale will provide a revenue stream to the company as well as recurring revenue through a royalty model and ongoing service and maintenance contracts.

Consulting – using the company’s technical and waste handling expertise, the Clean Seas team may, in some cases, provide consulting services for a fee to customers seeking to engage the company for an analysis of the viability of a recycling facility.

Market Size and Opportunity:

The world produces more than 381 million tons of plastic waste annually and is expected to double by 2034.2 It is estimated that greater than 1 million plastic bottles are sold every minute worldwide. It is estimated that by 2050, there will be more plastic in the ocean by weight than fish. Fifty percent of the world’s plastic since 1950 has been manufactured since the year 2000, yet only 9% of that plastic has been recycled to date.

According to a McKinsey and Company analysis, the waste plastics recycling industry is poised to become a $55 billion dollar industry by 2030.3 Pyrolysis/gasification is an invaluable technology to treat mixed polymer streams, which mechanical recycling technologies currently cannot handle. Pyrolysis/gasification is also an important alternative solution to handling polymers that have exhausted their potential for further mechanical recycling.

Several pyrolysis/gasification players are coming forward, offering a range of facilities from large-scale plants with capacities of 30,000 to 100,000 metric tons a year to many smaller-scale modular units with capacity up to 3,000 metric tons a year.

The emerging markets of the world are especially critical to the plastic pollution problem, where waste handling and collection are not supported with the same infrastructure as in developed nations. This market condition presents a unique opportunity for the company. Clean-Seas is poised to use its experience in the renewable energy sector in emerging economies and leverage that experience to provide upcycling solutions and energy generation.

2https://www.condorferries.co.uk/plastic-in-the-ocean-statistics

3https://www.mckinsey.com/industries/chemicals/our-insights/how-plastics-waste-recycling-could-transform-the-chemical-industry

Competitive landscape:

As a solutions provider, Clean Seas is well positioned to source best in class pyrolysis/gasification technologies to meet the demands of any specific installation requirement. There are many pyrolysis/gasification technology providers with whom the company expects to seek a strategic partnership as we move forward. This flexibility allows the company to enlist new and emerging technologies as they come to market without the capital requirement of designing and developing proprietary technology.

In the near term, the company has developed relationships with several companies that will provide systems for initial installations. It is the belief of the company that direct access to decision-makers in governments and municipalities will be the key differentiator and driver of the Clean Seas business model and securing trusted partnerships through these strategic business relationships will off-set potential competition in the marketplace.

Market Traction:

Clean Seas has established an operating company in Massachusetts, Clean Seas MA, to serve opportunities located on the East Coast. The company is focusing its efforts to establish recycling facilities in states and municipalities that are environmentally conscious, aware of the plastic pollution problem and have a desire for a positive impact on reducing their carbon footprint.

100BIO™

Effective October 1, 2020, CVC acquired a 51% controlling interest in the sustainable packaging company, 100BIO, LLC. 100BIO was established in 2016 to create a 100% plant based, compostable packaging solution to replace conventional Styrofoam packaging. The company has developed and patented a proprietary technology allowing it to offer its technology, under license, to manufacturers of food ware products to replace their current lines with an environmentally friendly solution, demonstrating to its customers and shareholders the company’s commitment to sustainability while promoting positive environmental impact. These products can be used by a myriad of end users in the food packaging, fast food, and food service industries as a well as in traditional packaging solutions where traditional Styrofoam solutions are currently being used.

Industry Overview:

Globally the state of the food packaging industry is currently split into two parts: low-cost & heat tolerant but environmentally unfriendly foam products, and high-cost poor-performing paper or recyclable products. There has always been a desire for a cost effective and compostable high-performance packaging product, yet until now a solid technological barrier has prevented such a product from coming to market.

As countries, municipalities and corporations are moving towards legislation and corporate initiatives, banning or transitioning away from the use of foam cups and containers, they are seeking to get out in front of these legislative changes. To do this, they will need heat-tolerant, quickly composting packaging at low costs in-line with current foam packaging.

100BIO™, a plant-derived compostable food ware line, uses patented foam technology to create a low-cost, resource-friendly, and high-performing solutions for the food-packaging and traditional packaging industries. Equipped with all the attractive performance features of Styrofoam, 100BIO™ is lightweight, sturdy, heat-resistant, and leak resistant, without the toxic, non-renewable features of Styrofoam.

Solution:

100BIO™, a plant-derived compostable food ware line, uses patented foam technology to create a low-cost, resource-friendly, and high-performing solution for the food-packaging industry. Equipped with all the attractive performance features of Styrofoam, 100BIO™ is lightweight, sturdy, heat-resistant, and leak resistant, without the toxic, non-renewable features of Styrofoam. In addition to having these high-performance features in comparison to its sustainable competitors, 100BIO™ will be able to drastically cut costs by utilizing 60% less raw material due to its foaming process. 100BIO™ represents green innovation at its prime, catering to one of the biggest areas in need: packaging. The sleek, modern grey design looks nothing like what is currently available, putting an attractive face to a much-needed product for both rural and urban communities alike.

Some of the attributes of the 100BIO™ technology are:

●	Sturdy – holds more weight than traditional Styrofoam without snapping or breaking
●	Insulating – keeps beverage temperatures stable on the inside with minimum transfer to the outside barrier
●	Cut resistant – holds up against cutlery action, preventing leaks
●	Shock absorbing – protects fragile produce and products in transport

Product Specifications:

Description:

100BIO™ is an expanded polylactic acid (PLA) material used for food service packaging and insulation applications. It has excellent insulation characteristics, cut resistant, and leak-proof, as well as high resistance to water and freeze-thaw tolerance.

Material Analysis:

Chemical characteristic is analyzed in order to determine any heavy metals that may be found during composting.

Biodegradation:

Aerobic biodegradation is tested under a controlled environment in order to mimic a compost facility as well as determining gas emissions whilst composting.

Plant Toxicity:

Compost soil is tested to determine ecotoxicity of soil in order to predict plant growth. This plant biomass will later be used in its repurposed form.

Material Analysis Result:		Applicable Standards:

Zinc	111 ppm	ASTM D5338	PASS
Copper	< 1 ppm	ASTM D6400	PASS
Nickel	< 1 ppm	ASTM D6868	PASS
Cadmium	< .1 ppm	ISO 14855-1	PASS
Lead	< 1 ppm	ISO 16929	PASS
Mercury	< .1 ppm	ISO 17088	PASS
Chromium	< 1 ppm	ISO 18606	PASS
Molybdenum	< 1 ppm	EN 13432	PASS
Selenium	< .75 ppm	EN 13657	PASS
Arsenic	< 1 ppm	EN 14046	PASS
Cobalt	< 1 ppm	CAN/BNQ 0017-008	PASS

Technical Data:

Material analysis, biodegradation and plant toxicity test are evaluated in order to meet regulation standards. Because use conditions and applicable law differ from one region to another, Customer must verify local standards.

Certifying Agencies:

BPI®-Biodegradable Products Institute	OK Compost-TÜV Austria
Cedar Grove	Cradleto Cradle
USDA Bio Preferred Program™	Green Restaurant Association
EN-European Standard	US Composting Council
CMA – Compost Manufacturing Alliance	DIN CERTCO

Oven Test :

This test is to determine the heat stability of product to determine shipping, handling, and storage instructions. Be advised this test is conducted internally and should not be absolute, but rather a general guide.

Test Result:

Blast Freezer	Freezer	Refrigerator	Room Temp.	Heated Display	Microwave	Oven
0°F / -18°C	< Storage Temperature Range >			130°F / 55°C

Hot Water Contact Test:

Product heat tolerance is tested to ensure the heat stability is suitable for intended use. Although product may slightly expand on the surface, true tolerance is determined when the integrity and performance of the product has changed.

Test Result :

Blast Freezer	Freezer	Refrigerator	Room Temp.	Heated Display	Microwave	Oven
0°F / -18°C	< Storage Temperature Range >				180°F / 80°C

The 100BIO™ products carry the following certifications:

●	European Union: EN13432
●	United States:

○	BPI
○	Cedar Grove
○	ASTM D6400

●	Asia: EL724

Business Model:

100BIO™ licenses its technology to EPS food packaging manufacturers. These manufactures do not need to invest in additional equipment, rather, use existing machinery in their facilities. A basic analysis is made of said equipment to ensure 100BIO’s manufacturing specifications are met for optimal performance of the products. The licensee will assume the cost to adjust the machinery in addition to the royalty cost per unit of bioplastic that is passed through.

Equipment Adjustment/Alignment Cost – In order to process a sensitive compound such as bioplastics, engineers must adjust the machinery for adequate heat distribution. Otherwise, the bioplastic can underperform, not perform at all, or ruin the equipment by melting internally. The cost to make these adjustments require performance review as well as efficiency review. If a machine is outdated or need of repairs, it will be noticed at this stage and further review shall be presented to the management team. Shall the equipment deem fit for performance, it will continue on to the alignment process, which includes a deep clean in order to prevent any event of cross-contamination.

Equipment Sales – In addition to EPS manufacturers, a much bigger industry of packaging exists, where companies are sourcing more and more sustainable raw material, including bioplastic.4

4The global bioplastic production will be over 2.4 million ton in 2020 and set to double by 2023. Although PLA leads in top bioplastic sales, a shortage exists due to growing demand.

https://www.european-bioplastics.org/new-market-data-the-positive-trend-for-the-bioplastics-industry-remains-stable/

Market Size and Opportunity:

The global packaging industry is valued at $871 Billion, growing 4% annually, making it one of the largest sectors for market penetration. The sustainable packaging industry is the fastest growing segment, expanding to $267 billion in 2018 and expected to grow to $412 billion by 20275. This growth will be found primarily in the food packaging sector, which, if realized, will call for a major shift in the market. Styrofoam (also known as EPS - Expanded Polystyrene), is a cheap, sturdy, insulating, but environmentally unfriendly material, largely dominating the industry. Regulations across the globe have called for a ban on this environmentally unfriendly material. Alternatives to Styrofoam thus far have been costly and offer fewer returns on performance.

Large corporations like Starbucks, Marriott, American Airlines and others have already moved away from the use of plastic straws switching to paper based alternatives. Single use plastic bags are now banned in over 60 countries and over 100 cities in the United States have banned the use of Styrofoam.

However, the world still produces greater than 14 million tons of environmentally unfriendly Styrofoam annually. This use of Styrofoam exists primarily in 4 categories: single use consumer goods, food service, construction and shipping. Styrofoam is a great insulator; it is inexpensive to produce and light weight and serves as an excellent sound barrier, protecting products in shipping.

The 100BIO™ products look, feels and performs just like traditional Styrofoam but with the added benefits of being: 100% plant based, 100% compostable and uses NO toxic chemicals.

Competitive Landscape:

100BIO critically analyses the market for competition by assessing companies and products in the following categories: material, price, technology and volume. Keeping track of the competition allows the Company to offer solutions that meet or exceed the competition based on the criteria above.

The packaging industry relies heavily on glass, plastic, paper and metal to make-up most of the packaging material utilized today, but even these materials face waste management challenges. With climate change at the front of corporate sustainability goals, we look at bioplastic technology as an effective end-of-life waste solution for large volume commercial usability. 100BIO’s patented extrusion technology takes this challenge one step further by expanding the bioplastic which was once viewed as impossible in packaging. This allows manufacturers to price a 100% compostable package competitively not only with other sustainable packaging material, but with other plastic, wood, glass, and metal packages.

Working Capital

Pursuant to the Exchange Agreement relating to the acquisition of 51% of the membership units 100BIO, LLC, the Company issued 2,000,000 shares of its Series A Redeemable Preferred Stock to 100BIO, LLC. Under the Exchange Agreement, the proceeds from the redemption of the Series A Preferred Stock is to be used for working capital of 100BIO, LLC.

5https://www.grandviewresearch.com/press-release/global-green-packaging-market

Government Regulation

 The Company, through its subsidiary, Clean-Seas, Inc. will be subject to various federal statutes including the Toxic Substances Control Act administered by the US Environmental Protection Agency and the Clean Water Act and related regulations as well as state laws and regulations depending on where the Company locates its facilities. The Company’s subsidiary, 100BIO, LLC, is subject to various specifications that pertain to composability and compostable products, specifically ASTM D6400 and ASTM D6868.

Employees

 The Company has five employees two of whom are part-time.

Properties

 The Company currently operates out of a virtual office

Description of Rights of Classes of Stock

The total number of shares of stock the Company is authorized to issue is 190 million Shares of Common Stock ($0.001 par value). On December 31, 2020, the Company had 97,208,516 shares of Common Stock issued and outstanding, and 10 million shares of Preferred Stock of which 2,000,000 shares of its Series A Redeemable Preferred Stock and 2,000,000 shares its Series C Preferred Stock are outstanding and 2,000,000 shares of its Series B Convertible Non-Voting Preferred Stock which have been granted and are issuable. The Company plans to increase it authorized shares of Common Stock to 2,000,000,000.

All Shares of Common Stock shall be identical and have full voting rights. The Series A Redeemable Preferred Stock is owned by the Company’s 51% subsidiary, 100BIO, LLC and ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock. Once the Company has received $1,000,000 in net proceeds from this Offering, on the first day of each three-month anniversary thereafter, the Company is required to redeem 25% of the net proceeds up to an aggregate amount of $2,000,000 which redemption payments will be used for the working capital of 100BIO.

The Series B Preferred Stock does not have voting rights. The Series B Preferred Stock will automatically be converted on January 1, 2023 into shares of common stock at the rate of 10 shares of Common Stock for each share of Preferred Stock. Holders of the Series B Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this Offering) for a two-year period following conversion of the Series B Preferred Stock calculated at the rate of 20% on a fully diluted basis.

The Series C Preferred Stock has voting rights based on 100 votes for each share and on January 1, 2023 is automatically convertible into Common Stock at the rate of ten common shares for each preferred share. Holders of the Series C Preferred Stock have anti-dilution rights protecting their interests from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this offering) for a two-period following conversion of the Series C Preferred Stock calculated at the rate of 20% on a fully diluted basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our plan of operation and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this offering circular. This discussion contains forward-looking statements that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among others, those listed under “forward-looking statements” and “risk factors” and those included elsewhere in this report.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Revenue

The Company had no revenue for the years ended December 31, 2020 and 2019.

Officer compensation

For the years ended December 31, 2020 and 2019, the Company had officer compensation expense of $385,000 and $417,500, respectively, a decrease of $35,200 or 7.7%. The decrease is mainly due to a decrease in stock compensation expense. In the prior year we incurred non-cash stock compensation expense of $142,500. This decrease was offset by the additional of monthly compensation to our CEO.

Consulting expense

For the years ended December 31, 2020 and 2019, the Company had consulting expense of $139,000 and $0. All consulting expense in the prior year is part of the discontinued operations.

General and Administrative expense

For the years ended December 31, 2020 and 2019, the Company had General and Administrative expense (“G&A”) of $91,694 and $689, respectively. Our G&A expense has increased in the current year due to non-cash stock compensation of $77,500 for stock issued in the current year.

Other Income and Expense

In the current year we incurred $521,715 of debt discount amortization, a $2,006,944loss on the issuance of convertible debt, offset by a gain on the change in fair value of $1,493,293, all due to our newly issued convertible debt. We also recognized interest expense of $1,266.

Net loss from discontinued operations

Net loss from discontinued operations for the years ended December 31, 2020 and 2019, was $432,500 and $155,98, respectively. Most of the loss in both years is due to non-cash stock compensation expense.

Net Loss from continuing operations

Net loss from continuing operations for the years ended December 31, 2020 and 2019, was $1,732,153 and $418,189. The large decrease to our net loss is mainly contributed to our loss on the issuance of convertible debt and non-cash stock compensation expense.

Liquidity and Capital Resources; Plan of Operations

We have incurred negative cash flow from operations since our inception. As of December 31, 2020, we had a $740in cash, notes payable in an aggregate amount of $921,961and an accumulated deficit of $6,874,394. As of the date of this offering, we have enough funds to meet our current monthly obligations of payroll, marketing, transfer agent, professional fees, working capital and expenses of this Offering through 2021, assuming that all or substantially all of our outstanding promissory notes are exchanged for Shares in this Offering.

We anticipate that the following will take place:

Quarter 2, 2021

●	Rebrand the company and launch new website
●	Continued Clean Seas business development for projects in Central America and the East Coast of the U.S.
●	100 BIO expects to file for IP coverage with WIPO
●	100 BIO expects to launch/refresh its website

Quarter 3, 2021

●	Identify additional target companies for acquisition
●	Engage key hires in business development and sales and marketing
●	Complete permitting and approvals for potential Clean Seas recycling sites
●	100 BIO expects to acquire needed machinery for production
●	Onboard chemical and mechanical engineering talent for 100BIO

Quarter 4, 2021

●	Identify additional target companies for acquisition
●	Expand Clean Seas technology offering to new markets

●	Partner with NGO’s for plastics recycling efforts globally
●	100 BIO continued sales outreach
●	Expand manufacturing capability as needed

Our ability to achieve these milestones will depend on availability of capital. To the extent that a minimum amount of $1,875,000 from this offering is not achieved, we will be required to delay all or part of the milestones. See “Use of Proceeds.”

We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product and service offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansions, develop new or enhanced product or services, acquire complimentary products, businesses or technologies, or otherwise respond to competitive pressured opportunities. Accordingly, we anticipate that we will need to attempt to raise additional capital through the sale of additional securities or through other methods of obtaining financing such as through loans or other types of debt. We cannot assure that we will have sufficient capital to finance the growth and business operation or that capital will be available on terms that are favorable to us, or at all.

Impact of the Covid-19 Pandemic

The COVID-19 pandemic has negatively affected the U.S. and global economy, resulted in significant travel restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our customers, employees, suppliers and sales network. We are unable to predict the ultimate impact that it may have on our business, future results of operations, financial position or cash flows.

Critical Accounting Polices

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies are disclosed in Note 2 of our unaudited consolidated financial statements included in this Offering Circular with the Securities and Exchange Commission.

Off Balance Sheet Arrangements

As of December 31, 2020 and 2019, there were no off-balance sheet arrangements.

Recent Accounting Pronouncements

The recent accounting pronouncements that are material to our financial statements are disclosed in Note 2 of our financial statements included in this Offering Circular filed with the Securities and Exchange Commission and in Note 2 of our consolidated financial statements included herein.

Current and Future Financing Needs

Management recognizes the Company’s need for capital is paramount to its future success and requires obtaining the funds being raised in this Offering. Management believes that this is the primary key to achieving success. The actual funds we will need to operate are subject to many factors, some of which are beyond our control.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. As shown in the accompanying financial statements, we have incurred a cumulative net loss of $6,874,394 as of December 31, 2020 and used substantially all of our cash in our operating activities since inception. The Company’s ability to continue as a going concern is contingent on securing additional debt or equity financing from outside investors. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of debt and equity securities. The Company’s existence is dependent upon management’s ability to implement its business plan and/or obtain additional funding. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. Even if the Company is able to obtain additional financing, it may include undue restrictions on our operations in the case of debt or cause substantial dilution for our stockholders in the case of equity financing.

In December 2019, a novel strain of coronavirus, COVID-19, surfaced in Wuhan, China. This virus continues to spread around the world, resulting in business and social disruption. The coronavirus was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020. The operations and business results of the company could be materially adversely affected. The extent to which the coronavirus may impact business activity or results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain the coronavirus or treat its impact, among others

 Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined in this Offering Circular and attachments as critical to our business operations and an understanding of our results of operations. Those policies outlined are not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The directors, executive officers and significant employees of the Company as of the date of this filing are as follows:

Name	Position	Age	Term of Office	Approximate Hours per Week for Part-Time Employees
Executive Officers

Dan Bates	Chief Executive Officer, Director.	63	Through May 27, 2025

Christopher Percy	President, Director	42	May 31, 2021 with the expectation of entering into a new employment agreement

Jea So	Vice President, Director	39	Through October 1, 2023

Rachel Boulds	Chief Financial Officer	51	At will	15 hours per week

Erfan Ibrahim	Chief Technical Officer	56	Through June 30, 2021 with the expectation of a new employment arrangement upon funding	20 hours per week and then full time on funding

Biographical information regarding the executive officers and directors is as follows:

Dan Bates

Dan is the CEO of CVC and has recently served as the President of Impact PPA, an innovative renewable energy company providing blockchain technologies to solve the challenging problems commonly seen in the environment of distributed energy solutions globally. Mr. Bates has spent the last 12 years in the renewable energy industry leading WindStream Technologies, a recognized leader in hybrid renewable energy systems. Under Bates’ guidance the Company has deployed projects of all sizes in over 35 countries and established manufacturing facilities in the United States and in India. The Company has won international awards for product design, efficiency and sustainability and has developed strong relationships in the international renewable energy community.

Prior to starting WindStream Mr. Bates spent 15 years in the technology sector and has launched successful technology ventures in both hardware and software. Mr. Bates’ first technology venture, Extreme Audio Reality (EAR) developed and patented the first interactive audio API for game developers, designed for the PC and set-top box gaming arena. EAR successfully licensed its products to all major game publishers including Electronic Arts, Activision, Id Software, Ubisoft and many others. After EAR, Mr. Bates founded Avant Interactive, which developed a neural net and AI based technology for object recognition, creating a patented interactive video solution for content owners, publishers, and advertisers. Avant was the market leader in this emerging sector, holding licenses and/or contracts with many of the Fortune 100 companies, television and cable networks, ad agencies as well as developing proprietary applications for the U.S. Army.

Christopher Percy

Chris began his early career in electronic security, where he quickly progressed from engineer to a challenging business development role. In 2003, he used the broad skills acquired over years in the industry to set up Direct CCTV & Security Systems, servicing a broad international clientele, including Bank of America, Amazon and Geopost.

When the company went public as Direct Security Integration Inc. in 2014, Chris stepped down to consult technology companies on structure and sales. In May 2018, he was approached by CVC to take the reins and completed a successful corporate action with FINRA.

Jea So

Jea is a sustainability team captain with extensive hands-on experience in bioplastics, manufacturing, procurement and is motivated to acquire zero-waste goals. As founder and CEO of 100Bio since 2009, she facilitated product launch from concept to $5.5 million purchase order, sourced raw materials, including bioplastics, blowing agents, minerals, and chain extenders, as well as hired agents to assist with biochemistry, mechanical engineering, OEM, licensing, supply chain efficiency, and lean manufacturing. Jea also works as principal consultant for Tag Packaging, since 2014, where she consulted clients on packaging design, material health, strategic sourcing and labeling, reduced material cost with open sourcing strategy, and advised brands on zero-waste initiatives, achieving neutral emissions, and implementing corporate sustainability goals. Jea was nominated Most Innovative Entrepreneur by Pipeline Ventures in 2017, has 4 patents in Korea, and 1 provisional patent in the U.S.

Rachel Boulds

Ms. Boulds has been engaged in her sole accounting practice which she has led since 2009 and which provides all aspects of consulting and accounting services to clients, including the preparation of full disclosure financial statements for public companies to comply with GAAP and SEC requirements. Ms. Boulds also currently provides outsourced chief financial officer services. From August 2004 through July 2009, she was employed as a Senior Auditor for HJ & Associates, LLC, where she performed audits and reviews of public and private companies, including the preparation of financial statements to comply with GAAP and SEC requirements. From 2003 through 2004, Ms. Boulds was employed as a Senior Auditor at Mohler, Nixon and Williams. From September 2001 through July 2003, Ms. Boulds worked as an ABAS Associate for Price Waterhouse Coopers. From April 2000 through February 2001, Ms. Boulds was employed as an e-commerce Accountant for the Walt Disney Group’s GO.com. Ms. Boulds earned a B.S. in Accounting from San Jose University in 2001 and is licensed as a CPA in the state of Utah.

Erfan Ibrahim, PhD

Dr. Erfan Ibrahim professional career spans over 32 years and includes hands-on experience in nuclear engineering, information technology, communications, networking, cybersecurity, smart grid, and renewable energy.

During his 3-decade career Erfan has worked for Lawrence Livermore National Lab, UCLA, Pacific Bell, Jyra Research, Electric Power Research Institute (EPRI) and National Renewable Energy Lab (NREL). At EPRI he led the Smart Meter and Cybersecurity R&D Programs during 2008 – 2011 for electric utility and high-tech companies.

While at EPRI, he organized and led the first 2 workshops for Smart Grid Interoperability Roadmap Project for the National Institute of Standards & Technology (NIST) in 2009 to build consensus on standards for interoperability in the smart grid.

While at NREL he led the Cyber-Physical Systems Security & Resilience Center (CPSS&R) for 3 years (2015 – 2018) and pioneered the concept of a 9-layer cybersecurity architecture to protect power systems from insider and external cyber threats. He designed and built a Secure Distribution Grid Management testbed at NREL Energy Systems Integration Facility (ESIF) in Golden Colorado.

Erfan has a Bachelor of Science in Physics with honors from Syracuse University in 1983, a Master of Science in Mechanical Engineering with emphasis in Nuclear Engineering from University of Texas Austin in 1984 and a PhD in Nuclear Engineering from University of California Berkeley in 1987.

COMPENSATION OF DIRECTORS AND
EXECUTIVE OFFICERS

 The following table sets forth the annual compensation of the persons who were executive officers or directors during the fiscal year ended December 31, 2020.

	Capacities in which
	Compensation was	Cash	Other	Total
Name	received	Compensation	Compensation	Compensation
Dan Bates	Chief Executive Officer	$75,000	$—	$75,000
Christopher Percy	President	$—	$—	$—
Jea So	Vice President	$—	$15,000	$15,000
		$—	$—	$—

Employment Agreements

The Company has entered into an employment agreement with Dan Bates, our Chief Executive Officer. The term is three years subject to early termination prior to the Company receiving at least $2,000,000 in funding. Mr. Bates is to receive monthly cash compensation of $20,000 with $7,500 to be deferred until at least $2,500,000 has been received. Additionally, Mr. Bates is to receive at the end of each quarterly period 10% of net income to be paid in cash or stock at the election of the Board of Directors. Effective February 9,2021, the Company and Mr. Bates entered into an Amendment to the Employment Agreement pursuant to which the term was extended to May 27,2025 and as additional compensation, he received a grant of 2,000,000 shares of Series C Convertible Preferred Stock.

The Company renewed its employment agreement with Chris Percy, our President, and director on June 1, 2020. The term is two years. Mr. Percy is to receive monthly cash compensation of $19,250.

The Company has entered into an employment agreement with Jea So, the founder of 100BIO, LLC to act as a Vice-President of the Company and as director of the Company. The term is 3 years. Ms. So is to receive monthly cash compensation of $5,000 and a signing bonus of 500,000 restricted shares.

The Company has entered into a consulting agreement with Erfan Ibrahim to act as Chief Technical Officer of the Company from February 1, 2021 through June 30, 2021. Mr. Ibrahim is to receive monthly cash compensation of $7,500 and $7,500 per month deferred to be paid from the proceeds of the Reg A offering. Mr. Ibrahim is also entitled to receive 20,000 restricted shares per month.

The Company has entered into an at-will consulting agreement with Rachel Boulds to serve as a part-time Chief Financial Officer. Ms. Boulds is to receive $3,500 a month.

Stock Incentive Plan

In the future, the Company may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan, should one be established, have not been decided upon as of the date of this Offering. Stock options or a significant equity ownership position in the Company may be utilized by us in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of three directors:

●	Dan Bates
●	Christopher Percy
●	Jea So

Mssrs. Bates and Percy and Ms. So are not considered to be “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint independent director(s) to our board of directors in the future, particularly to serve on appropriate committees should they be established.

Committees of the Board of Directors

We have not established any committees of the Board of Directors. Until the committees are established, matters that would otherwise be addressed by such committees will be acted upon by the entire Board of Directors.

Director Compensation

The directors do not receive any compensation for acting as a director.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company. The Bylaws state that the Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of his or her acting as a director or officer of the corporation (or a director or officer serving at the request of the corporation in any other capacity for or on behalf of the corporation) against any expenses (including attorneys’ fees, judgments, fines, ERISA or other excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred by such director or officer in respect thereof; provided, however, that, the corporation shall not be obligated to indemnify any such director or officer with respect to proceedings, claims or actions initiated or brought voluntarily by such director and not by way of defense. Expenses that may be subject to indemnification hereunder shall be paid in advance of the final disposition of the action, suit or proceeding to the full extent permitted by Nevada law subject to the corporation’s receipt of any undertaking required thereby. The provisions of this article of the Company’s Bylaws shall be deemed to constitute a contract between the Company and each director or officer who serves in such capacity at any time while this article and the relevant provisions of Nevada law are in effect, and each such director or officer shall be deemed to be serving as such in reliance on the provisions of this article of the Company’s Bylaws, and any repeal of any such provisions or of such article of the Company’s Bylaws shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. If a claim under this article of the Company’s Bylaws is not paid in full within thirty (30) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been provided to the corporation) that the claimant has not met the standards of conduct that make it permissible under Nevada law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because the claimant has met the applicable standard of conduct set forth in the Nevada law, nor an actual determination by the corporation that the claimant has not met such standard of conduct shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The rights of indemnification and advancement provided by this article of the Company’s Bylaws are not exclusive of any other right to indemnification or advancement provided by law, agreement or otherwise, and shall apply to actions, suits or proceedings commenced after the date hereof, whether or not arising from acts or omissions occurring before or after the adoption hereof, and shall continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Officers, Directors, and controlling purposes by our Certificate of Incorporation, our By-Laws and the laws of the State of Nevada, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification. For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are an Exhibit to this Offering Circular.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN SECURITY HOLDERS

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security,and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Clean Vision Corporation, 2711 N. Sepulveda Blvd., #1051, Manhattan Beach, CA 90266-2725.

The following table sets forth information regarding beneficial ownership of our Common Stock by any of our directors or executive officers, our Directors and Officers as a group, and holders of 5% or more of our Common Stock as of March 31, 2021:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class(1)
5% or Greater Stockholders:
Michael Freckleton London, UK	7,000,000 common shares		7.2%
Robert Walter St. Albans, UK	7,973,950 common shares		8.2%
Gary Potter Leigh-on-Sea, UK	6,303,700 common shares		6.5%

Executive Officers and Directors
	2,500,000 common shares		2.3%
Dan Bates	2,000,000 Series C Preferred shares(2)		100%
Christopher Percy	6,500,000 common shares		6.67%
Jea So	500,000 common shares		—
Rachel Boulds	—	—	—

Executive Officers and Directors as a Group (4 persons)	9,500,000 common shares		8.86%
	2,000,000 shares of Series C Preferred Stock		100%

(1)            The table does not include any shares of the Series A Redeemable Preferred Stock which is not convertible and has no voting rights and cannot be converted until January 2023.

(2)            Each share of Series C Preferred Stock has 100 voting rights and on January 1, 2023 is automatically convertible into common shares at the rate of 10 common shares for each preferred share.

SECURITIES BEING OFFERED

This Offering (the “Offering”) consists of up to 375,000,000 Shares that are being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. The Shares are being sold directly by the Company. There are up to 375,000,000 Shares being offered at a price of between $0.02- $0.08 per Share with no minimum purchase per investor. The Shares are being offered on a best-efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company. The maximum aggregate amount of the Shares offered is $7,500,000 (the “Maximum Offering”). There is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to close. The Shares, when issued, will be fully paid and non-assessable.

Other than Preferred Stock, there are no other authorized classes of stock in the Company as of the date of this Offering. The Company does not expect to create any additional classes of stock during the next 12 months, but the Company is not limited from creating additional classes which may have preferred dividend, voting and/or liquidation rights or other benefits not available to holders of its Common Stock if it chooses to do so.

The Company does not expect to declare dividends for holders of Common Stock in the foreseeable future. Dividends will be declared, if at all (and subject to the rights of holders of additional classes of securities, if any), in the discretion of the Company’s Board of Directors. Dividends, if ever declared, may be paid in cash, in property, or in shares of the capital stock of the Company, subject to the provisions of law, the Company’s Bylaws and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sums as the Board of Directors, in its absolute discretion, deems proper as a reserve for working capital, to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the Company, or for such other purposes as the Board of Directors shall deem in the best interests of the Company.

There is no minimum number of Shares that need to be sold in order for funds to be released to the Company and for this Offering to close. The Company anticipates numerous closings to take place during the Offering.

A subscription for Shares may be made only by tendering to the Company’ the executed Subscription Agreement (electronically or in writing) delivered with the subscription price in a form acceptable to the Company, via check, wire or ACH (or other payment methods the Company may later add). The execution and tender of the documents required, as detailed in the materials, constitutes a binding offer to purchase the number of Shares stipulated therein and an agreement to hold the offer open until the expiration date or until the offer is accepted or rejected by the Company, whichever occurs first.

The Company reserves the unqualified discretionary right to reject any subscription for Shares, in whole or in part. If the Company rejects any offer to subscribe for the Shares, it will return the subscription payment, without interest or reduction. The Company’s acceptance of your subscription will be effective when an authorized representative of the Company issues you written or electronic notification that the subscription was accepted.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the Company’s articles of incorporation and bylaws, which are included as exhibits to the offering statement of which this offering circular forms a part, and the applicable provisions of the Nevada Revised Statutes.

Our articles of incorporation prior to the completion of this offering authorize us to issue up to 190,000,000 shares of common stock and 10,000,000 shares of preferred stock. We plan to increase the authorized shares of our Common Stock to 2,000,000,000.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

Voting

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other

Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

PREFERRED STOCK

The Company’s Board of Directors is authorized to issue shares of Preferred Stock in one or more series with each series containing such rights, privileges and preferences as may be established by the Board of Directors from time to time.

Series A Redeemable Preferred Stock

The Series A Redeemable Preferred Stock have priority over the Common Stock upon liquidation, dissolution or winding up. The Stock does not bear a dividend or have voting rights. After the Company has received $1,000,000 in net proceeds from this Offering, beginning on the third month anniversary thereafter, the Company is required to redeem the Preferred Stock on the basis of 25% of the net proceeds up to $2,000,000 which redemption proceeds will be used for the working capital of 100BIO, LLC.

Series B Convertible Non-Voting Preferred Stock

The Series B Convertible Non-Voting Preferred Stock shall be automatically converted on January 1, 2023 unless unanimously approved to be extended by the Series B Convertible Non-Voting Preferred holders of record. The conversion rate shall be 10 shares of common stock for each share of Series B Convertible Non-Voting Preferred Stock. The holders of the Series B Convertible Non-Voting Preferred Stock have anti-dilution rights during the two-year period after the Series B Convertible Preferred has been converted into shares of Common Stock at the rate of 20% on a fully diluted basis.

Series C Convertible Preferred Stock

The Series C Preferred Stock shall be automatically converted on January 1,2023 unless unanimously approved to be extended by the Series C Preferred holders of record. The Series C Preferred Stock has voting rights based on 100 votes for each share and is convertible into common shares at the rate of 10 common shares for each preferred share. The holders of the Series C Convertible Stock have anti-dilution rights during the two-year period after the Series C Convertible Preferred Stock has been converted at the rate of 20% on a fully diluted basis.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have 247,208,516 outstanding shares of common stock if we complete the maximum offering at the lowest offering price hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period 1% of the number of shares outstanding.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

INVESTOR ELIGIBILITY STANDARDS

The Shares will be sold only to a person who is NOT an accredited investor if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of Shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Shares. Transferees of Shares will be required to meet the above suitability standards.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to Regulation A promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the Offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the Offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company’s Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

RELATED PARTY TRANSACTIONS

During the year ended December 31, 2018, the Company granted 16,153,200 shares of common stock to its officers for services. The shares were values at $0.095 per share for total non-cash stock compensation expense of $1,617,679. As of December 31, 2018, 3,000,000 shares of those granted had not yet been issued by the transfer agent and are credited to common stock to be issued.

As of December 31, 2020, and 2019, the Company owed related parties $11,011 and $11,011, respectively, for funds that had been loaned to the company to pay for operating expenses. The loans were intended to be due on demand and non-interest bearing.

As of December 31, 2020, and 2019, the Company owed Chris Percy, President and CCO, $87,500 and $397,500, respectively, for accrued compensation.

During the year ended December 31, 2019, the Company granted 3,000,000 shares of common stock to Mr. Percy for services rendered. The shares were values at $0.048 per share for total non-cash stock compensation expense of $142,500. As of December 31, 2019, the shares had not yet been issued by the transfer agent and are credited to common stock to be issued.

As of December 31, 2020, and 2019, the Company owed Dan Bates, CEO, $45,000 and $0, respectively, for accrued compensation. In addition, Mr. Bates, loaned the Company $100 to be used to open the Company’s bank account.

On May 19, 2020, the Company entered into an Exchange Agreement with Clean-Seas, Inc, (“CSI”) a Delaware corporation owned by Dan Bates, CEO. Pursuant to the terms of the agreement the Company issued 2,500,000 shares of common stock, at $0.01 per share, the agreed upon purchase price, to CSI for 100% of the outstanding stock of CSI. CSI shall become a wholly owned subsidiary of the Company. At the time of the acquisition CSI had no operations, asset or liabilities.

The Company renewed its employment agreement with Chris Percy, our President, Treasurer and Chief Commercial Officer on June 1, 2020. The term is two years. Mr. Percy is to receive monthly cash compensation of $19,250.

On September 17, 2020, the Company granted Jea So, VP and Director, 500,000 shares of common stock for services. The shares were valued at the closing stock price on the date of grant of $0.11, for total non-cash compensation of $55,000. Ms. So is also the founder and principal member of 100BIO, LLC.

The Company has entered into an at-will consulting agreement with Rachel Boulds to serve as a part-time Chief Financial Officer. Ms. Boulds is to receive $3,500 a month. On February 22, 2021, the Company granted 500,000 shares of common stock to Ms. Boulds for services.

The Company has entered into employment agreements with Dan Bates, the Company’s Chief Executive Officer and Jea So, the Company’s Vice President and a director. Ms. So is also the founder of 100BIO, LLC and the principal member of that subsidiary other than the Company.

TRANSFER AGENT

Our Transfer Agent is Equiniti, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209. The Transfer Agent is registered with the U.S. Securities and Exchange Commission.

LEGAL MATTERS

We are not a party to any pending or threatened legal proceedings or disputes, and we do not anticipate the institution of any legal proceedings. Troy Gould PC has acted as our legal counsel in providing a legal opinion for this filing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Offering Circular as having prepared or certified any part of this Offering Circular, or having given any opinion with respect to the validity of the securities offered herein or upon other legal matters in connection with this Offering, was employed on a contingency basis or had, or is to receive, in connection with this Offering, a substantial interest, direct or indirect, in the Company, or otherwise is or has been at any time connected to the Company as a promoter, Officer, Director, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of their position, if they acted in good faith and in a manner they reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which they are to be indemnified, we must indemnify them against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

U.S Securities and Exchange Opinion on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Officers, Directors, and controlling purposes by our Certificate of Incorporation, our By-Laws and the laws of the State of Nevada, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (“SEC”) a Tier 1 Offering Circular pursuant to Regulation “A” promulgated under the Securities Act of 1933, as amended. This Offering Circular does not contain all of the information contained in the Form 1-A as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information concerning our Company and our shares of Common Stock in this Offering Circular, reference is made to the Form 1-A and the Exhibits filed therewith.

The public may read and copy any materials that we file with the SEC at the SEC’s Public reference Room at 100 F Street N.E. Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC on the EDGAR system. The address of that site is www.sec.gov.

CLEAN VISION CORPORATION

CLEAN VISION CORPORATION. CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash	$740	$—
Other current asset	20,000
Total Current Assets	$20,740	$—
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$21,258	$—
Accrued compensation	132,500	397,500
Accrued expenses	1,266	—
Convertible notes, net of discount of $535,746	271,715	—
Loan payable	114,500	—
Derivative liability	1,075,794	—
Advance from an officer	100	—
Liabilities of discontinued operations	67,093	484,152
Total current liabilities	1,684,226	881,652
Total Liabilities	1,684,226	881,652

Commitments and contingencies	—	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 8,000,000 shares authorized; no shares issued and outstanding	—	—
Series A Preferred stock, $0.001 par value, 2,000,000 shares authorized; 2,000,000 and 0 shares issued and outstanding, respectively	2,000	—
Series B Preferred stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value, 190,000,000 shares authorized,97,208,516 and 103,408,516 shares issued and outstanding, respectively	97,208	103,408
Common stock to be issued	225,625	446,125
Preferred stock to be issued	25,000	—
Additional paid-in capital	4,861,075	3,278,556
Accumulated deficit	(6,874,394)	(4,709,741)
Total stockholders’ equity (deficit)	(1,663,486)	(881,652)
Total liabilities and stockholders’ equity	$20,740	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

BYZEN DIGITAL, INC. STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS (Unaudited)

	For the Years Ended December 31,
	2020	2019

Operating Expenses:
Officer compensation	$385,000	$417,500
Consulting	139,000	—
Professional fees	79,827	—
General and administration expenses	91,694	689
Total operating expense	695,521	418,189

Loss from Operations	(695,521)	(418,189)

Other income (expense):
Interest expense	(522,981)	—
Change in fair value of derivative	1,493,293	—
Loss on issuance of convertible debt	(2,006,944)	—
Total other expense	(1,036,632)	—

Net loss before provision for income tax	(1,732,153)	(418,189)
Provision for income tax expense	—	—
Net loss from continuing operations	(1,732,153)	(418,189)
Net loss from discontinued operations before provision for income tax	(432,500)	(155,958)
Provision for income tax expense from discontinued operations	—	—
Net loss from discontinued operations	—	(155,958)

Net loss	$(2,164,653)	$(574,147)

Other comprehensive loss:
Loss on sale of discontinued operations	—	(606,083)

Comprehensive loss	$(2,164,653)	$(1,180,230)

Basic and fully diluted loss per share from continuing operations	$(0.02)	$(0.00)
Basic and fully diluted loss per share from discontinued operations	$—	$(0.00)
Basic and fully diluted loss per share	$(0.02)	$(0.00)

Weighted average shares outstanding—basic and diluted	93,617,831	132,490,047

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLEAN VISION CORPORATION.- CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	For the Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(2,164,653)	$(418,189)
Less net loss from discontinued operations	—	(155,958)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock issued for services	125,000	—
Stock issued for services – related party	55,000	142,500
Stock issued for acquisition – related party	25,000	—
Debt discount amortization	521,715	—
Change in fair value of derivative	(1,493,293)	—
Loss on issuance of convertible debt	2,006,945	—
Loss on sale of discontinued operations	—	606,083
Changes in operating assets and liabilities:
Accounts payable	21,258	—
Accruals	11,668	—
Accrued compensation	255,000	275,000
Operating cash flow from discontinued operations	432,500	(449,436)
Net cash used by operating activities	(203,860)	—

Cash Flows from Investing Activities:	—	—

Cash Flows from Financing Activities:
Advance – related party	100	—
Proceeds from convertible debt	90,000	—
Proceeds from loans payable	114,500	—
Net cash provided by financing activities	204,600	—

Net change in cash	740	—
Effects of currency translation on cash	—	606,083
Cash at beginning of year	—	—
Cash at end of year	$740	—

Supplemental schedule of cash flow information:
Interest paid	$—	$—
Income taxes	$—	$—
Supplemental non-cash disclosure:
Common stock issued for conversion of accrued compensation	$—	$77,500
Common stock issued for conversion of debt	$250,000	—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CONSOLIDATED CLEAN VISIO CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
For the Years Ended December 31, 2019 and 2020
(unaudited)

	Series A Preferred Stock		Common Stock		Additional paid	Common Stock	Preferred Stock		Accumulated Other
	Shares	Amount	Shares	Amount	In Capital	To be Issued	To be Issued	Accumulated Deficit	Comprehensive Income	Total
Balance, December 31, 2018	—	$—	154,196,416	$154,196	$7,833,182	$178,125	$—	$(3,529,511)	$(711,388)	$3,924,604
Common stock issued for services	—	—	6,212,100	6,212	3,000	48,000	—	—	—	57,212
Common stock issued for services – related party	—	—	—	—	—	142,500	—	—	—	142,500
Common stock returned	—	—	(57,000,000)	(57,000)	(4,557,626)	—	—	—	—	(4,614,626)
Common stock issued for conversion of accrued compensation	—	—	—	—	—	77,500	—	—	—	77,500
Loss on sale of discontinued operations	—	—	—	—	—	—	—	(606,083)	606,083	—
Net loss	—	—	—	—	—	—	—	(574,147)	105,305	(468,842)
Balance, December 31, 2019	—	—	103,408,516	103,408	3,278,556	446,125	—	(4,709,741)	—	(881,652)
Cancellation of common stock	—	—	(20,000,000)	(20,000)	20,000	—	—	—	—	—
Common stock issued for share exchange – related party	—	—	2,500,000	2,500	22,500	—	—	—	—	25,000
Stock issued for acquisition	2,000,000	2,000	—	—	(2,000)	—	—	—	—	—
Common stock issued for services – related party	—	—	500,000	500	54,500	—	—	—	—	55,000
Stock issued for services	—	—	5,800,000	5,800	747,200	(220,500)	25,000	—	—	557,500
Conversion of debt	—	—	5,000,000	5,000	740,319	—	—	—	—	745,319
Net loss	—	—	—	—	—	—	—	(2,164,653)	—	(2,164,653)
Balance, December 31, 2020	2,000,000	$2,000	97,208,516	$97,208	$4,861,075	$225,625	$25,000	$(6,874,394)	$—	$(1,663,486)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Clean Vision Corporation

Notes to consolidated Financial Statements

December 31, 2020

(Unaudited)

NOTE 1 –ORGANIZATION AND NATURE OF BUSINESS

Clean Vision Corporation. (the “Company” of “CVC”) was incorporated on September 15, 2006 in Nevada under the name Emergency Pest Services. On November 4, 2017, the Company finalized a reverse merger with Byzen Digital, Inc., a Seychelles Corporation. Currently, the Company is quoted on the OTC markets under ticker symbol BYZN. .Effective March 12,2021, the Company changed its name from Byzen Digital Inc. to Clean Vision Corporation.

CVC’s scope of interest is to acquire companies operating within the clean energy and sustainable market sector. Acquisitions of strategic interest for the company include renewable energy, including wind, solar and sustainable fuels, sustainable packaging, water purification, AI technologies, and blockchain-based data collection, management, and delivery.

Clean-Seas, Inc. is CVC’s’ first investment within its newly expanded scope. The acquisition of 100% of Clean Seas is CVC’s first entrance into the clean energy space. Clean Seas has made significant progress in identifying and developing a new business model around the clean energy and waste to energy sectors. CVC’s management team will incorporate the two companies into a single-minded, clean energy-focused entity.

Effective October 1, 2020 the Company acquired a 51% controlling interest in the sustainable packaging company, 100BIO, LLC. 100BIO was established in 2016 to create a 100% plant based, compostable packaging solution to replace conventional Styrofoam packaging. The company has developed and patented a proprietary technology allowing it to offer its technology, under license, to manufacturers of food ware products to replace their current lines with an environmentally friendly solution, demonstrating to its customers and shareholders the company’s commitment to sustainability while promoting positive environmental impact. These products can be used by a myriad of end users in the food packaging, fast food, and food service industries as a well as in traditional packaging solutions where traditional Styrofoam solutions are currently being used.

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the year ended December 31, 2020 or 2019.

Principles of Consolidation

The accompanying consolidated financial statements for the year ended December 31, 2020, include the accounts of the Company and its wholly owned subsidiary, Clean-Seas, Inc. There was no activity with Clean-Seas for the year ended December 31, 2020. The accompanying consolidated financial statements year ended December 31, 2019 include the accounts of the Company and its wholly owned subsidiary, Telecoin (see Note 4).

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Non employee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our consolidated financial statements.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable amates the fair value of such instruments as the notes bear interest rates that are consistent with current market rates.

The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy as of December 31, 2020:

Description	Level 1	Level 2	Level 3
Derivative	$—	$—	$1,075,794
Total	$—	$—	$1,075,794

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2020 and 2019, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Recently issued accounting pronouncements

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $6,874,394 at December 31, 2020 and had a net loss of $2,164,653 (approximately $1,647,200 was non-cash expense related to derivatives and stock compensation) for year ended December 31, 2020. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Management plans to continue to implement its business plan and to fund operations by raising additional capital through the issuance of debt and equity securities. The Company’s existence is dependent upon management’s ability to implement its business plan and/or obtain additional funding. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. Even if the Company is able to obtain additional financing, it may include undue restrictions on our operations in the case of debt or cause substantial dilution for our stockholders in the case of equity financing.

NOTE 4 – TELECOIN ASSET

On May 12, 2016, the Company acquired 17,000,000 telecoins. TeleCoin is a digital currency created using encrypted data/codes which partner and work in synchronization with the Blockchain. The acquisition was accounted for as a business acquisition under ASC 805-10-20. During the year ended December 31, 2017, 2,864,197 of those telecoins were given to third party services providers for services performed. Based on the service provided the Company valued the telecoin at $0.25 (GBP) each for total non cash expense of $922,436. As of December 31, 2018, the company had 14,135,803 telecoins valued at $0.25 (GBP) each for a total value of $4,509,320 after adjusting to US currency. On November 19, 2018, as part of the Company’s exit from the cryptocurrency and blockchain arena, the Company’s agreed to the sale of its UK Subsidiary, Telecoin, and it’s Telecoin cryptocurrency asset, to XALPA Technologies Inc. Per the agreement, 16,000,000 shares of common stock held by XALPA Directors would be returned to the Company. In February 2019 the shares were returned, and the telecoin asset and related accumulated other comprehensive loss was removed from the balance sheet, resulting in a gain on the sale of $605,302. In addition, the sale constitutes a disposal/discontinued operations under ASC 2015-20-45, as such all operations and balance sheet items have been disclosed separately as discontinued operations.

NOTE 5 – ACQUISITION

Effective October 1,2020, the Company acquired a 51% controlling interest in the sustainable packaging company, 100BIO, LLC. 100BIO was established in 2016 to create a 100% plant based, compostable packaging solution to replace conventional Styrofoam packaging. Pursuant to the terms of the agreement 100BIO agreed to exchange newly issued membership units representing a 51% ownership in 100BIO in exchange for 2,000,000 shares of the Series A Redeemable Preferred Stock of the Company. Commencing on the first day of the month immediately following the date when the Company has received $1,000,000 in net proceeds from the first public offering of its securities (the “Public Offering”) and on the first day of each three month anniversary thereafter, the Company can redeem 25% during the applicable three month period up to 250,000 shares of the Series A Preferred Stock, at a price payable in cash equal to $1.00 per share until all of the shares of the Series A Preferred Stock have been redeemed. The company has repurchased 50,000 shares of the Series A Redeemable Preferred Stock. 100BIO is currently in the process of preparing its books from the date of acquisition. An initial evaluation shows no revenue and minimal assets and liabilities.

NOTE 6 – LOAN PAYABLE

During the year ended December 31, 2020, a third party loaned the Company a total of $114,500. The loan was used to cover general operating expenses, is non-interest bearing and due on demand.

NOTE 7 – CONVERTIBLE NOTES

On August 7, 2020, 2142723 Alberta, Ltd. (“Alberta”) purchased accrued payables from their respective holders in the total amount of $947,461. The Company agreed to a Settlement Agreement with Alberta in which it will issue shares of common stock sufficient to satisfy the liability at a discounted conversion price, equal to the lesser of $0.05 per share or the lessor of 50% of the lowest trading price in the twenty days preceding the conversion request. On August 19, 2020, Alberta converted $250,000 into 5,000,000 shares of common stock. As of December 31, 2020, the balance on this note is $697,461.

On November 25, 2020, the Company executed a Convertible Promissory Note for $110,000 with Greentree Financial Group, Inc (“Greentree”). The Note was issued to fund the service fee per a consulting agreement with Greentree. The note bear interest at 12% and matures on November 25, 2021. The Note is convertible into shares of common stock at 50% of the average of the lowest three trades in the twenty days prior to conversion.

A summary of the activity of the derivative liability for the notes above is as follows:

Balance at December 31, 2019	—
Increase to derivative due to new issuances	3,064,406
Decrease to derivative due to conversion	(495,319)
Derivative loss due to mark to market adjustment	(1,493,293)
Balance at December 31, 2020	$1,075,794

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy as of December 31, 2020 is as follows:

Initial
Inputs	December 31, 2020	Valuation
Stock price	$.084	$0.075–0.171
Conversion price	$.0395–0398	$0.036–0.05
Volatility (annual)	131.37%–132%	131.36%–255.89%
Risk-free rate	.10%–11%	.11%–.14%
Dividend rate	—	—
Years to maturity	.60 –.90	1

A summary of quantitative information about significant unobservable inputs (Level 3 inputs) used in measuring the Company’s derivative liability that are categorized within Level 3 of the fair value hierarchy at the time of conversion is as follows:

Inputs
Stock price	$0.1568
Conversion price	$0.50
Volatility (annual)	253,88
Risk-free rate	.13%
Dividend rate	—
Years to maturity	.97

The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s management.

NOTE 8 – RELATED PARTY TRANSACTIONS

As of December 31, 2020, and 2019, the Company owed Chris Percy, President and CCO, $87,500 and $397,500, respectively, for accrued compensation.

During the year ended December 31, 2019, the Company granted 3,000,000 shares of common stock to Mr. Percy for services rendered. The shares were values at $0.048 per share for total non-cash stock compensation expense of $142,500. As of December 31, 2019, the shares had not yet been issued by the transfer agent and are credited to common stock to be issued.

As of December 31, 2020, and 2019, the Company owed Dan Bates, CEO, $45,000 and $0, respectively, for accrued compensation. In addition, Mr. Bates, loaned the Company $100 to be used to open the Company’s bank account.

On May 19, 2020, the Company entered into an Exchange Agreement with Clean-Seas, Inc, (“CSI”) a Delaware corporation owned by Dan Bates, CEO. Pursuant to the terms of the agreement the Company issued 2,500,000 shares of common stock, at $0.01 per share, the agreed upon purchase price, to CSI for 100% of the outstanding stock of CSI. CSI shall become a wholly owned subsidiary of the Company. At the time of the acquisition CSI had no operations, asset or liabilities.

On September 17, 2020, the Company granted Jea So, VP and Director, 500,000 shares of common stock for services. The shares were valued at the closing stock price on the date of grant of $0.11, for total non-cash compensation of $55,000.Ms. So is also the founder and principal member of 100BIO, LLC.

NOTE 9 – COMMON STOCK

In September 2019, Axiom returned 40,000,000 shares of common stock issued to them in 2018 to the Company per the terms of the cancellation of the original agreement.

During the year ended December 31, 2019, the Company granted 200,000 shares of common stock for services. The shares were valued at $0.24 per share for total non-cash stock compensation expense of $48,000. The shares were valued based upon the value of the services rendered. As of December 31, 2019, the shares had not yet been issued by the transfer agent and are credited to common stock to be issued. The shares were in issued in 2020.

During the year ended December 31, 2019, the Company issued 6,212,100 shares of common stock for services provided in a prior year for total non-cash expense of $9,212. The shares were valued based upon the value of the services rendered.

During the year ended December 31, 2019, 1,000,000 shares of common stock were returned to the Company and cancelled.

In March 2020, Axiom returned 40,000,000 shares of common stock issued to them in 2018 to the Company per the terms of the cancellation of the original agreement.

On April 20, 2020, the Company executed a consulting agreement with Ronin Equity Partners, Inc. (“Ronin”) for a term of one year. Per the terms of the agreement the Company will compensate Ronin $10,000 per month and issue them 2,000,000 shares of common stock. The shares were valued at $0.19 for total non-cash compensation of $100,000.

During the year ended December 31, 2020, the Company granted 500,000 shares of common stock for service. The shares were valued at the closing stock price on the date of grant of $0.105 for total non-cash compensation of $52,500.

On July 1, 2020, the Company granted 3,000,000 shares of common stock for services. The shares were valued at $0.19 for total non-cash compensation of $380,000.

On August 19, 2020, Alberta converted $250,000 into 5,000,000 shares of common stock (note 7).

During the year ended December 31, 2020, the Company issued 1,300,000 shares of common stock that had been granted in a prior period.

Refer to Note 5 for shares issued to related parties.

Refer to Note 4 for discussion of shares returned from Telecoin.

NOTE 10 – PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of Preferred Stock at $0.001 par value per share of which 1,000,000 shares are designated as Convertible Series A Stock. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock.

Series A Redeemable Preferred Stock

On September 21, 2020, the Company created a series of Preferred Stock designating 2,000,000 shares as Series A Redeemable Preferred Stock. The Series A Redeemable Preferred Stock is owned by the Company’s 51% subsidiary, 100BIO, LLC (Note 5) and ranks senior to the Company’s Common Stock upon the liquidation, dissolution or winding up of the Company. The Series A Preferred Stock does not bear a dividend or have voting rights and is not convertible into shares of our Common Stock.

Series B Preferred Stock

On December 14, 2020, the Company designated 2,000,000 shares of its authorized preferred stock as Series B convertible, non-voting preferred Stock. The Series B Preferred Stock does not bear a dividend or have voting rights. The Series B Preferred Stock will automatically be converted on January 1, 2023 into shares of common stock at the rate of 10 shares of Common Stock for each share of Preferred Stock. Holders of our Series B Preferred Stock have anti-dilution rights protecting their interests in the Company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this Offering) for a two year period following conversion of the Preferred Stock calculated at the rate of 20% on a fully diluted basis.

On December 17, 2020, the Company entered into a three-year consulting agreement with Leonard Tucker LLC. Per the terms of the agreement, Leonard Tucker LLC will receive 2,000,000 shares of Series B Preferred Stock for services provided. As of December 31, 2020, the shares of preferred stock are issuable to Leonard Tucker LLC.

NOTE 11 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used.

Net deferred tax assets consist of the following components as of December 31:

	2020	2019
Deferred Tax Assets:
NOL Carryover	$(127,000)	$(113,00)
Related party accrual	2,300	2,300
Payroll accrual	1,500	1,500
Deferred tax liabilities:
Less valuation allowance	123,200	109,200
Net deferred tax assets	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, due to the following:

	2020	2019
Book loss	$(454,600)	$(120,600)
Other nondeductible expenses	351,300	41,900
Related party accrual	—	—
Valuation allowance	103,300	78,700
	$—	$—

At December 31, 2020, the Company had net operating loss carry forwards of approximately $957,000 that may be offset against future taxable income from the year 2021 to 2040. No tax benefit has been reported in the December 31, 2020 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2016.

NOTE 12 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were issued and has determined that it does not have any material subsequent events to disclose in these unaudited consolidated financial statements other than the following.

Subsequent to December 31, 2020, the Company redeemed 50,000 shares of the Series A preferred stock from 100Bio for $50,000.

Subsequent to December 31, 2020, the Company received total proceeds of $525,000 from the issuance of notes payable. All the notes were issued with original issue discounts so that the total amount due is $959,375.

On February 9, 2021, the Company amended its Articles of Incorporation whereby 2,000,000 shares of preferred stock were designated Series C Convertible Preferred Stock. The holders of the Series C preferred stock are entitled to 100 votes and shall vote together with the holders of common stock. Each share of the Series C preferred stock is convertible in ten shares of common stock.

Subsequent to December 31, 2020, Alberta converted $697,461 of their note payable into 13,949,210 shares of common stock.

On February 19, 2021, the Company amended its Articles of Incorporation whereby 2,000,000 shares of preferred stock were designated Series C Convertible Preferred Stock. The holders of the Series C preferred stock are entitled to 100 votes and shall vote together with the holders of common stock. Each share of the Series C preferred stock is convertible in ten shares of common stock.

On February 21, 2021, the Company amended the employment agreement with Dan Bates, CEO. The amendment extended the term of his agreement from three years commencing May 27, 2020 to expire on May 27, 2025. In addition, Mr. Bates was granted 2,000,000 shares of Series C preferred convertible stock.

The Company has entered into an at-will consulting agreement with Rachel Boulds to serve as a part-time Chief Financial Officer. Ms. Boulds is to receive $3,500 a month. On February 22, 2021, the Company granted 500,000 shares of common stock to Ms. Boulds for services.

On March 12, 2021, the Company amended its Articles of Incorporation to change its name from Byzen Digital Inc. to Clean Vision Corporation.

PART III - EXHIBITS

ITEM 16. INDEX TO EXHIBITS

Exhibit #

2.1	Articles of Incorporation**
2.2	Clean Vision Corporation. By-Laws**
2.3	Certificate of Designation of Series A Redeemable Preferred Stock**
2.4	Certificate of Designation of Series B Non-voting Convertible Preferred Stock**
2.5	Certificate of Designation of Series C Convertible Preferred Stock**
2.6	Certificate of Amendment to Articles of Incorporation *
4.1	Subscription Agreement*
6.1	Exchange Agreement between Clean-Seas, Inc. and Byzen Digital Inc.**
6.2	Exchange Agreement between 100BIO,LLC and Byzen Digital, Inc.**
6.3	Employment Agreement between Dan Bates and Byzen Digital, Inc**
6.4	Employment Agreement between Jea So and Byzen Digital, Inc.**
6.5	Employment Agreement between Christopher Percy and Byzen Digital, Inc**
6.6	Amendment to Employment Agreement between Dan Bates and Byzen Digital, Inc. **
6.7	Employment Agreement between Erfan Ibrahim and Byzen Digital, Inc.**
6.8	Tiger Trout Capital Promissory Note**
6.9	Michael Magliochetti Promissory Note**
6.10	Magliochetti Family Trust Promissory Note**
6.11	G.W. Holdings Group, LLC Promissory Note**
6.12	Greentree Financial Group Inc. Convertible Note**
6.13	Eagle Equities Convertible Redeemable Note**
6.14	CrossLake Capital LLC Convertible Promissory Note Agreement**
6.15	Always Energy Promissory Note**
6.16	Consulting Agreement between Leonard Tucker LLC and Byzen Digital, Inc.**
12.1	Opinion of TroyGould PC**

*Filed herewith

**Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this draft offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 10, 2021.

Clean Vision Corporation

By:	/s/ DAN BATES
Name:	Dan Bates
Title:	Chief Executive Officer

Name and Signature	Title	Date

/s/ Dan Bates	Chief Executive Officer and Director	May 10, 2021

/s/ Christopher Percy	President and Director	May 10, 2021

/s/ Rachel Boulds	Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2021